Exhibit 10.1

DATED 3 March 2011

Postel Properties Limited (1)

Learning Tree International Limited (2)

Lease

of

The Third Floor

Leatherhead House Station Road Leatherhead Surrey KT22 7FG

6.6.	Acceptance of Rent is No Waiver	29
6.7.	Concessions for Due Dates for Payment	29
6.8.	Exclusion of Compensation	29
6.9.	Removal of Goods after Determination of the Term	29
6.10.	Understanding and Representations	30
6.11.	Notices	30
6.12.	Pay VAT	30
6.13.	Severance	31
6.14.	Arbitration	31
6.15.	Governing Law and Jurisdiction	31
6.16.	Third Party Rights	31
7.	RENT REVIEW	32
8	OPTION TO DETERMINE	32
9	EXCLUSION OF 1954 ACT	32
SCHEDULE 1		33
The Property		33
SCHEDULE 2		34
Rights And Privileges Granted		34
SCHEDULE 3		36
PART 1		36
Exceptions and Reservations		36
PART 2		37
Matters To Which The Demise Is Subject		37
SCHEDULE 4		38
Insurance Provisions		38
SCHEDULE 5		44
Service Charge		44
PART 1		44
Service Charge Provisions		44
PART 2		51
The Obligatory Services		51
PART 3		52
The Discretionary Services		52
PART 4		53
The Estate Services		53
SCHEDULE 6		56
PART 1		56
Guarantor Covenants and Guarantee		56
PART 2		60
Authorised Guarantee Agreement		60
SCHEDULE 7		61
Rent Review		61

LAND REGISTRY PRESCRIBED CLAUSES

LR1. Date of lease	3 March 2011

LR2. Title Number(s)

LR2.1 Landlord’s title number(s)

Title number(s) out of which this lease is granted. Leave blank if not registered.

SY53612

LR2.2 Other title numbers

Existing title number(s) against which entries of matters referred to in LR9, LR10, LR11 and LR13 are to be made

SY466388, SY466814, SY254107 and SY543779

LR3. Parties to this lease

Give full names and addresses of each of the parties. For UK incorporated companies and limited liability partnerships, also give the registered number including any prefix. For overseas companies, also give the territory of incorporation and, if appropriate, the registered number in England and Wales including any prefix

Landlord

Postel Properties Limited (Company Number 1415761) whose registered office is c/o Hermes Administration Services Limited Lloyds Chambers 1 Portsoken Street London E1 8HZ

Tenant

Learning Tree International Limited (Company Number 1392643) whose registered office is at Unit 18 Mole Business Park Leatherhead Surrey KT22 7AD

Other parties

Specify capacity of each party, for example “management company”, “guarantor”, etc.

LR4. Property

Insert a full description of the land being leased

or

Refer to the clause, schedule or paragraph of a schedule in this lease in which the land being leased is more fully described.

Where there is a letting of part of a registered title, a plan must be attached to this lease and any floor levels must be specified.

In the case of a conflict between this clause and the remainder of this lease then, for the purposes of registration, this clause shall prevail. Schedule 1

LR5. Prescribed statements etc.

If this lease includes a statement falling within LR5.1, insert under that sub-clause the relevant statement or refer to the clause, schedule or paragraph of a schedule in this lease which contains the statement.

LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

In LR5.2, omit or delete those Acts which do not apply to this lease.	LR5.2 This lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased

Include only the appropriate statement (duly completed) from the three options.

NOTE: The information you provide, or refer to, here will be used as part of the particulars to identify the lease under rule 6 of the Land Registration Rules 2003.

The term as specified in this lease at clause 1

LR7. Premium Specify the total premium, inclusive of any VAT where payable.	None

LR8. Prohibitions or restrictions on disposing of this lease Include whichever of the two statements is appropriate. Do not set out here the wording of the provision.	This lease contains a provision that prohibits or restricts dispositions.

LR9. Rights of acquisition etc. Insert the relevant provisions in the sub-clauses or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR9.1 Landlord’s contractual rights to renew this lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Landlord’s covenant to (or offer to) surrender this lease

None

LR9.3 Landlord’s contractual rights to acquire this Lease

None

LR10. Restrictive covenants given in this lease by the Landlord in respect of land other than the Property

Insert the relevant provisions or refer to the clause, schedule or paragraph of a schedule in this lease which contains the provisions.

LR11. Easements Refer here only to the clause, schedule or paragraph of a schedule in this lease which sets out the easements.

LR11.1 Easements granted by this lease for the benefit of the Property

Schedule 2

LR11.2 Easements granted or reserved by this lease over the Property for the benefit of other property

Part 1 of Schedule 3

LR12. Estate rentcharge burdening the Property Refer here only to the clause, schedule or paragraph of a schedule in this lease which set s out the rentcharge.	None

LR13. Application for standard

form of restriction

Set out the full text of the standard form of restriction and the title against which it is to be entered. If you wish to apply for more than one standard form of restriction use this clause to apply for each of them, tell us who is applying against which title and set out the full text of the restriction you are applying for.

Standard forms of restriction are set out in Schedule 4 to the Land Registration Rules 2003

.

LR14. Declaration of trust where there is more than one person comprising the Occupier

If the Occupier is one person, omit or delete all the alternative statements.

If the Occupier is more than one person, complete this clause by omitting or deleting all inapplicable alternative statements.

PARTICULARS

Lease Date:	3 March 2011

Owner:	POSTEL PROPERTIES LIMITED

Occupier:	LEARNING TREE INTERNATIONAL LIMITED

Guarantor:	None

Property:	Third Floor at Leatherhead House Station Road Leatherhead Surrey KT22 7FG

Term:	10 years commencing on 3 March 2011 and expiring on 10th March 2021

1954 Act Excluded:	Yes

Rent Commencement Date:	21 January 2012

Initial Annual Rent:	£329,700 exclusive of VAT

Review Date:	11th March 2016

Permitted Use:

Offices within Class B1(a) of the schedule to the Town and Country Planning (Use Classes) Order 1987 (“the Order”) or for such other purposes within Class B1 of the Order as the Owner may approve in writing (such approval not to be unreasonably withheld or delayed)

Break Date:	11th March 2016

Car Parking Spaces:	60

DATE:        3 March 2011

PARTIES:

(1)	“the Owner” POSTEL PROPERTIES LIMITED (Company Number: 1615761) whose registered office is at c/o Hermes Administration Services Limited Lloyds Chambers 1 Portsoken Street London E1 8HZ

(2)	“the Occupier” LEARNING TREE INTERNATIONAL LIMITED (Company Number: 1392643) whose registered office is at Unit 18 Mole Business Park Leatherhead Surrey KT22 7AD

1.	DEFINITIONS

1.1.	In this Lease unless the context otherwise requires the following expressions shall have the following meanings:

“1925 Act”	the Law of Property Act 1925

“1954 Act”	the Landlord and Tenant Act 1954

“1995 Act”	the Landlord and Tenant (Covenants) Act 1995

“Authorised Guarantee Agreement”	an authorised guarantee agreement as defined in Section 16 of the 1995 Act

“Base Rate”	the base rate from time to time of National Westminster Bank plc (or if that base lending rate stops being used or published then a comparable commercial rate reasonably determined by the Owner)

“Break Date”	11th March 2016

“Building”	the building and its curtilage known as Leatherhead House Station Road Leatherhead Surrey KT22 7FG and being part of the land registered at the Land Registry with freehold title absolute under title numbers SY466388, SY53612, SY466814, SY254107 and SY543779 and shown edged red on Plan B and any extensions or additions made to it from time to time

“Building Common Parts”	the toilet facilities pedestrian ways circulation areas entrance halls reception lifts lift shafts landings staircases passages forecourts service areas landscaped areas and any other areas of the Building (except the Other Lettable Areas) which are from time to time provided by the Owner for common use by the occupiers of the Building

“Car Parking Spaces”	the 60 car parking spaces being the 16 car parking

spaces shown edged green on Plan D together 44 car parking spaces in the basement of the Building (to be allocated from time to time) (or such other spaces as the Owner may temporarily designate in the event of necessary works to the spaces shown shaded yellow or the Building) provided that such redesignated spaces shall be as close to the Property as reasonably practicable) for the Occupier’s use from time to time and “Car Parking Space” means any one of them

“CDM Regulations”	the Construction (Design and Management) Regulations 2007 (as amended supplemented or replaced from time to time)

“Conduits”	all drains pipes gutters mains channels flues ducts cables trunking watercourses sewers wires laser optical fibres and data or impulse transmission communications or reception systems and other conducting media

“Determination of the Term”	the end of the Term however it terminates

“Discretionary Services”	has the meaning given to it in Schedule 5

“EPC”	the energy performance certificate (as defined in the Energy Performance of Buildings (Certificates and Inspections) (England and Wales) Regulations 2007) from time to time obtained by the Owner for the Building

“Estate”	the estate known as Mole Business Park Randalls Road Leatherhead Surrey shown edged red on Plan A as varied from time to time to include or exclude such land as the Owner may designate from time to time as forming or not forming part thereof and including the walkways roads pavements courtyards loading bays car parking areas service and other areas belonging to or serving it

“Estate Common Parts”	the walkways roads pavements courtyards loading bays car parking areas service and other areas as may from time to time belong to or serve the Estate

“Estate Services”	has the meaning given to it in Schedule 5

“Excluded”	excluded from the security of tenure provisions contained in sections 24 to 28 (inclusive) of the 1954 Act

“Guarantor”	the person named as guarantor in the parties to this Lease (if any) and includes any person who at any time guarantees any or all of the Occupier’s Covenants and (if an individual) his personal representatives

“Group Company”	a company which is a member of a group of companies where one company is the holding company of the other company or both companies are subsidiaries of the same holding company (“holding” and “subsidiaries” having the meanings given to them in Section 1159 of the Companies Act 2006)

“Insurance Rent”

(a)    a fair and reasonable proportion (as determined from time to time by the Owner but so that the proportions determined for the Property and for the Other Lettable Areas shall together amount to 100% at all times) of the sums expended or incurred by the Owner (before deduction of any commission or allowance) in or in connection with insuring the Building against the Insured Risks pursuant to Schedule 4 and

(b)    a fair and reasonable premium as determined by the Owner (acting reasonably) to compensate the Owner for taking responsibility for damage to the Building caused by an Uninsured Risk pursuant to Schedule 4

“Insured Risks”	fire lightning explosion aircraft (other than hostile aircraft) and articles dropped from aircraft riot civil commotion malicious damage earthquake storm tempest flood overflowing of water tanks burst pipes impact subsidence and such other risks as the Owner may reasonably insure against from time to time pursuant to Schedule 4 and “Insured Risk” means any one of them

“this Lease”	this lease and any document supplemental to it or entered into pursuant to it

“Liability”	all actions proceedings costs claims demands expenses damages and liabilities

“Loss of Rent”	loss of the Rent and the Service Charge for a period of not less than 3 years

“Obligatory Services”	has the meaning given to it in Schedule 5

“Occupier	the person named as occupier in the parties to this Lease and includes its successors in title and assigns and (if an individual) his personal representatives

“Occupier’s Covenants”	the covenants obligations and other conditions imposed on the Occupier under this Lease

“Occupier’s Fit Out Works”	the “Occupier’s Fit Out Works” as defined in an Agreement dated 23rd July 2010 between the Owner (1) and the Occupier (2)

“Other Land”	land premises or buildings adjoining the Building (whether or not belonging to the Owner)

“Other Lettable Areas”	other areas of the Building which are let or designed to be let to other occupiers and “Other Lettable Area” means any one of them

“Owner”	the person for the time being entitled to the immediate reversion to this Lease

“Owner’s Costs”	all costs (whether of works or any other nature) charges and expenses (including solicitors’ Counsel’s architects’ surveyors’ and all other professional fees charges disbursements stamp duty land tax and Land Registry fees any commission payable to a bailiff and any fees costs expenses or other charges of any mortgagee or superior Owner) properly incurred or payable by the Owner

“Permitted Part”	A self contained area within the Property (to be approved by the Owner) such approval not to be unreasonably withheld or delayed

“Permitted Use”	use Offices within Class B1(a) of the schedule to the Town and Country Planning (Use Classes) Order 1987 (“the Order”) or for such other purposes within Class B1 of the Order as the Owner may approve in writing (such approval not to be unreasonably withheld or delayed)

“Planning Acts”	the Town and Country Planning Act 1990; the Planning (Listed Buildings and Conservation Areas) Act 1990; the Planning (Hazardous Substances) Act 1990; the Planning (Consequential Provisions) Act 1990; the Planning and Compensation Act 1991; the Planning and Compulsory Purchase Act 2004; and all other statutes relating to town and country planning from time to time in force

“the Plans”	the plans annexed to this Lease and marked Plan A Plan B and Plan C and D respectively

Plan A

MOLE BUSINESS PARK

RANDALLS WAY

LEATHERHEAD

Plan B

Leatherhead House, Mole Business Park

Leatherhead

Surrey

KT22 7BA

PLAN 1
JESTICO + WHILES
MALE
FEMALE
TEAPOINT
VOID
LOBBY
NEW STAIR
NEW LIFT IN EXISTING SHAFT
NEW LIFT IN NEW ENCLOSURE
FLOOR PLAN

Plan C

Plan C

Plan D

LAND USE CONSULTANTS
MARLBOROUGH HOUSE
LEATHERHEAD
JESTICO AND WHILES
GENERAL ARRANGEMENT
PLAN 3
DIRECTOR
DIRECTOR

Plan D

“Prescribed Rate”	the yearly rate of 3% above the Base Rate

“the Property”	the premises described in Schedule 1

“Quarter Days”	25 March 24 June 29 September and 25 December in every year and “Quarter Day” means any one of them

“Reinstatement Election Notice”	a notice served by the Owner on the Occupier following damage to or destruction of the Building by an Uninsured Risk in which the Owner elects to reinstate the Building

“Reinstatement Election Period”	the period of 12 months from and including the date of damage to or destruction of the Building by an Uninsured Risk

“Rent”	the annual sum of THREE HUNDRED AND TWENTY NINE THOUSAND SEVEN HUNDRED POUNDS (£329,700) exclusive of VAT (subject to review under Schedule 7)

“Rent Commencement Date”	21 January 2012

“the Rents”	the sums referred to in clause 3.1

“the Review Date”	11th March 2016

“the Service Charge”	has the meaning given to it in Schedule 5

“Services”	has the meaning given to it in Schedule 5

“Services and Systems”	all ventilation cooling and heating apparatus all electric gas hydraulic and other mechanical installations plant machinery and equipment (including lifts) and all security fire alarm and sprinkler systems from time to time installed in and forming part of the Building

“Term”	a term years commencing on and including 3 March 2011 and expiring on 10th March 2021

“Termination Notice”	a notice to terminate this Lease with immediate effect

“Uninsured Risk”	any risk which is not at the relevant time an Insured Risk

“VAT”	value added tax provided for in the Value Added Tax Act 1994 or any similar replacement or additional tax

“Working Day”	any day from Monday to Friday inclusive which is not a statutory public or bank holiday or a day on which clearing banks are not open in England for normal business

1.2.	In this Lease (unless expressly stated otherwise):

1.2.1.	any reference to a clause or Schedule is to the relevant clause of or Schedule to this Lease and any reference to a paragraph is to the relevant paragraph of the Schedule in which it appears

1.2.2.	the index and Particulars at the front of this Lease and any clause or Schedule headings are included for convenience only and shall not affect the interpretation of this Lease

1.2.3.	use of the singular includes the plural and vice versa and use of any gender includes the other genders

1.2.4.	words denoting natural persons include firms companies corporations and vice versa

1.2.5.	reference to a statute (whether general or specific) includes all instruments orders regulations and other matters made under it and any modification amendment extension consolidation or re-enactment of it or of the instruments orders regulations or other matters made under it from time to time (except in the case of a reference to the Town and Country Planning (Use Classes) Order 1987 which shall be read as originally made)

1.2.6.	the terms “including” “include” “in particular” or any similar expression are deemed to have the words “without limitation” following them

1.2.7.	references to “the Building” “the Common Parts” “Other Lettable Areas” “the Property” or “the Services and Systems” are to the whole and any part of them or it

1.3.	The Schedules form part of this Lease and shall have effect as if set out in full in the body of this Lease and any reference to this Lease includes the Schedules

1.4.	If the Occupier for the time being is more than one person then its covenants under this Lease are to be treated as being made jointly and severally

1.5.	An obligation by the Occupier not to do something includes an obligation not to knowingly permit or suffer it to be done

1.6.	Any obligation on a party to this Lease to do something includes an obligation to procure that it is done

1.7.	Any reference in this Lease to an act or omission of the Occupier includes an act or omission of any undertenant and any other person deriving title under the Occupier and also includes an act or omission of their respective employees workmen agents or visitors or anyone at the Property with the express or implied authority of any of them

1.8.	Where any consent or approval of the Owner is required under this Lease the relevant provision shall be construed as also requiring the consent of any mortgagee and (where the same is required under any superior lease) of any superior owner (except that nothing in this Lease or in any consent or approval given by the Owner shall imply that the superior owner’s consent will not be unreasonably withheld)

1.9.	Reference in this Lease to consent or approval not being unreasonably withheld also means it must not be unreasonably delayed

1.10.	Any consent or approval of the Owner required under this Lease must be obtained before the act or event to which it applies is carried out or done and shall be valid only if it is given by deed executed by the Owner or otherwise given in writing and signed by or on behalf of the Owner with an express statement that the Owner waives the requirement for a deed in that (and only that) case

1.11.	Any easement right power or discretion excepted reserved or made available to the Owner under this Lease shall be deemed in addition to except reserve and make the same available to any mortgagee and superior owner and in the case of any right of the Owner to have access to the Property such right (subject to the condition imposed by this Lease) shall also extend to all persons authorised in writing by the Owner (including agents professional advisers contractors workmen and others)

1.12.	Reference in this Lease to a payment being required to be made “on demand” means that payment shall be made on demand from time to time

2.	DEMISE

The Owner demises the Property to the Occupier for the Term together with (and in common with the Owner and all other persons entitled to them) the rights set out in Schedule 2 but excepting and reserving to the Owner the rights privileges and other matters set out in Part 1 of Schedule 3 and subject to the rights privileges covenants and other matters set out in Part 2 of Schedule 3

3.	RENT

3.1.	Throughout the Term the Occupier shall pay to the Owner by way of rent without deduction counterclaim or set off (other than may be required by law):

3.1.1.	the Rent

3.1.2.	the Insurance Rent in accordance with Schedule 4

3.1.3.	the Service Charge in accordance with Schedule 5

3.1.4.	any VAT payable by the Occupier in accordance with clause 6.12

3.1.5.	any interest payable by the Occupier in accordance with clause 4.2

3.2.	The Rent is to be paid by equal quarterly instalments in advance on the Quarter Days and the first payment (being an appropriate proportion calculated from and including the Rent Commencement Date until and including the day before the next Quarter Day) is to be made on the Rent Commencement Date

4.	OCCUPIER’S COVENANTS

The Occupier covenants with the Owner:

4.1.	Pay Rents

To pay the Rents in accordance with clause 3

4.2.	Pay Interest

4.2.1	If the Rent is not paid or on the due date (whether formally demanded or not) or if any of the other Rents are not paid within 5 Working Days after written demand to pay interest on the unpaid amount at the Prescribed Rate (both before and after judgment) accruing on a daily basis from the date such amount becomes due up to and including the date of actual payment

4.2.2	If the Owner refuses to accept any of the Rents so as not to prejudice its rights of re-entry in this Lease to pay interest at 1% below the Base Rate (or 0% if higher) on those Rents for the period from and including the due date until acceptance by the Owner

4.3.	Pay Outgoings etc.

4.3.1.	To pay all existing and future rates taxes assessments duties charges and outgoings of every kind (whether or not recurring or of a capital nature and including any of a novel nature) legally payable in respect of the Property by the owner or occupier of it

4.3.2.	Save where the same is charged in the Service Charge to pay to the relevant suppliers all charges for gas electricity water telecommunications and other utilities and services (including meter rents and standing charges) consumed in the Property

4.3.3.	The obligation in clause 4.3.1 excludes any taxes payable by the Owner (other than VAT) on receipt of the Rent or which arise from a disposal of the Owner’s reversionary interest in the Property

4.3.4.	Not to agree the rateable value of the Property with any competent authority without first giving the Owner written details of all proposals and counter-proposals made and the progress of all negotiations and appeals (if any) in respect of the value of the Property for rating purposes and to co-operate with the Owner (who shall act promptly) in seeking to procure that any rateable value assessed in respect of the Property is as low as possible

4.4.	Repair and Cleaning

4.4.1.	To keep the Property in good and substantial repair and condition excluding damage by:

(a)	an Insured Risk unless any insurance money is withheld due to an act or omission of the Occupier and the Occupier does not make good the withheld amount) and

(b)	an Uninsured Risk but only to the extent that:

(i)	damage caused by an Uninsured Risk makes the whole or a substantial part of the Property unfit for occupation and use and/or inaccessible and

(ii)	the Uninsured Risk has not become an Uninsured Risk as a result of any act or omission of the Occupier

4.4.2.	To renew and replace all Owner’s fixtures and fittings in or forming part of the Property which may be or become missing broken damaged or stained (save if such item has become missing, broken, damaged or stained due to an act of the Owner its employees and agents) with new items of an equivalent quality and value to the Owner’s reasonable satisfaction provided that the Occupier may repair rather than renew or replace any broken or damaged items unless the same are beyond economic repair

4.4.3.	To replace as soon as reasonably practicable all broken or damaged glass (save if the same has become broken or damaged due to an act of the Owner its employees and agents) in or forming part of the Property at the Occupier’s own cost whether or not any insurance monies received are sufficient

4.4.4.	To clean the interior of the doors and windows and door and window frames in the Property as often as reasonably necessary

4.4.5.	To keep the Property clean and tidy and to keep the floors carpeted or otherwise suitably covered with sound absorbing material

4.4.6.	To keep the Conduits in and exclusively serving the Property in good condition and clear at all times

4.4.7.	In relation to all repairs and other works carried out by the Occupier under this Lease

(a)	so far as practicable and insofar as costs are reasonable to use materials from sustainable sources and to treat and maintain all materials fully in accordance with manufacturers’ instructions and recommendations

(b)	to comply so far as practicable with the Owner’s then current policy relating to responsible property investment Provided that the Owner has supplied the Occupier with a copy of the same following a written request from the Occupier

4.4.8.	Not knowingly to negate waive or render less effective or advantageous any guarantee warranty or other right or remedy which may for the time being apply to the Services and Systems or any Conduits

4.5.	Decoration

4.5.1.	As often as necessary but in any event at least once in every 5 years of the Term and also in the last 3 months before the Determination of the Term to paint decorate and suitably treat the Property with good quality materials in a proper and workmanlike manner

4.5.2.	Not to paint or decorate any doors or window frames except in colours approved by the Owner (such approval not to be unreasonably withheld)

4.5.3.	In the last 3 months before the Determination of the Term the colours manner and details of all works undertaken pursuant to this clause 4.5 must be approved by the Owner (such approval not to be unreasonably withheld)

4.5.4.	The Occupier shall not be required under this clause 4.5 to decorate or treat the Property more than once in any 12 month period

4.6.	Alterations

4.6.1.	Not to increase the floor space in the Property

4.6.2.	Not to install or erect any satellite dish receiving aerial or other similar telecommunications apparatus in or on the Property

4.6.3.	Not to make any alteration or addition to the Property unless permitted by clause 4.6.4 or clause 4.6.5

4.6.4.	The Occupier may carry out non-structural alterations (including for the avoidance of doubt partitioning and structured cabling in relation to telecoms computer and small power installations) to the Property without the Owner’s consent provided that:

(a)	they do not affect the Services and Systems or any Conduits

(b)	it has submitted full plans specifications and written details of the proposed alterations to the Owner before commencing them

(c)	it gives the Owner at least 3 Working Days’ notice of the date the proposed alterations are to commence and notifies the Owner as soon as reasonably practicable after they have been completed

(d)	so far as practicable and insofar as costs are reasonable it uses materials from sustainable sources and complies with the Owner’s then current policy relating to responsible property investment

4.6.5.	The Occupier may carry out non-structural alterations to the Property which affect the Services and Systems or the Conduits in the Property provided that:

(a)	it has obtained the Owner’s consent (which shall not be unreasonably withheld or delayed)

(b)	it has submitted full plans specifications and written details of the proposed alterations to the Owner and taken into account any reasonable requirements of the Owner (including any requirements reasonably required in order to comply with the Owner’s then current policy relating to responsible property investment provided that the Owner has supplied the Occupier with a copy of the same following a written request from the Occupier)

(c)	it gives the Owner at least 3 Working Days’ notice of the date the proposed alterations are to commence and notifies the Owner as soon as reasonably practicable after they have been completed

(d)	so far as practicable it uses materials from sustainable sources

(e)	it carries out all alterations to the Owner’s reasonable satisfaction in accordance with the approved plans and specifications

(f)	they are where applicable in accordance with the terms conditions and quality standards laid down by the British Standards Institute and the Institute of Electrical and Electronics Engineers, Inc. current at the time

(g)	they are within the respective design criteria of the Services and Systems and the Conduits and

(h)	the Owner’s mechanical and electrical consultants have approved them (such approval not to be unreasonably withheld or delayed)

4.6.6.	If the Occupier carries out any works at the Property to which the CDM Regulations apply:

(a)	to make a declaration to the Health & Safety Executive under the CDM Regulations that the Occupier is the only “client” in respect of those works and to provide the Owner with a copy of the declaration and the acknowledgement of it from the Health & Safety Executive

(b)	to comply with the CDM Regulations including all requirements in relation to the provision and maintenance of a health and safety file

(c)	to supply all information to the Owner that the Owner reasonably requires from time to time in connection with the CDM Regulations and (if not already retained by the Owner in accordance with the CDM Regulations) to hand over the original health and safety file to the Owner at the Determination of the Term

(d)	to procure that the Owner is granted free of charge and with full title guarantee a royalty-free irrevocable and non-exclusive licence to copy and use the content of the health and safety file for the works for any purpose connected with the Building and to ensure that such licence carries the right to grant sub-licences on similar terms and is transferable to third parties

(e)	as soon as reasonably practicable after it becomes aware of any information relevant to health and safety in relation to the Property or to the Building to provide that information to the Owner

4.6.7.	To remove any alterations or additions made or erected in breach of this clause 4.6 and/or to reinstate the Property to its former state and condition immediately prior to such alterations or addition as soon as reasonably practicable of written notice given by the Owner of the breach the Occupier having been given a reasonable period to remedy the breach (such notice to be without prejudice to the Owner’s other rights and remedies which shall remain fully enforceable)

4.7.	Comply with Statute

4.7.1.	To comply with the requirements of all statutes and all public or other competent bodies in respect of the Property its use and occupation the employment of personnel in it and any work carried out to it by the Occupier or any undertenant (except where such compliance is within the ambit of the Owner’s obligation contained in this Lease)

4.7.2.	To execute at the Occupier’s expense all works (whether improvements or repairs) required to comply with any statute or otherwise required to be executed in or in respect of the Property whether by the Occupier as occupier or Owner as owner so as to comply with such statutes

4.7.3.	To indemnify the Owner against all Liability resulting from any requirement referred to in clause 4.7.1 or from the Occupier’s failure to comply with such requirement

4.7.4.	To refund to the Owner all Owner’s Costs incurred in executing all works referred to in this clause 4.7 or in carrying out any works remedying any matter or complying with any requirement relating to the Property in compliance with a notice served by any local public or statutory authority or other competent person

4.8.	Comply with Planning Acts

4.8.1	To comply with the Planning Acts and all planning permissions granted in relation to the Property

4.8.2	Not to make any application under the Planning Acts without the Owner’s consent (not to be unreasonably withheld where the Owner’s consent for the development is not to be unreasonably withheld under clause 4.6 of this Lease)

4.8.3	To supply the Owner with a copy of any application made or permission granted under the Planning Acts as soon as reasonably practicable after the same is made or granted with copies of any plans or drawings relating to it and to keep the Owner informed of the progress of the application and its result

4.8.4	Not to implement any planning permission or carry out any development permitted under the Planning Acts without the Owner’s consent (not to be unreasonably withheld where the Owner’s consent for such works is not to be unreasonably withheld under clause 4.6 of this Lease)

4.8.5	To complete any works authorised under the Planning Acts before the Determination of the Term unless the Owner reasonably requires otherwise

4.9.	Permit entry to inspect repair etc.

To permit the Owner at all reasonable times on 48 hours prior written notice (or at any time without notice in emergency) to enter the Property:

4.9.1.	in order to execute any works of repair maintenance renewal and cleaning alteration or other works of or to the Building or to any Other

Land belonging to the Owner which would not be otherwise reasonably practicable without entry to the Property

4.9.2.	to view the state and condition of the Property or its actual user

4.9.3.	if reasonably necessary for the purpose of providing the Services

4.9.4.	to take schedules or inventories of the fixtures and fittings in the Property (but not more than once in any 12 month period)

4.9.5.	to view the Property for re-letting purposes or for the purposes of disposing of the Owner’s reversionary interest in the Building

4.9.6.	for any other necessary or reasonable purpose

provided that any damage caused to the Property is made good as soon as reasonably practicable and that neither the Owner nor anyone else so entering shall be liable for any disturbance inconvenience loss of business or other Liability to the Occupier resulting from the entry or carrying out of any works or other things but shall endeavour to minimise such disturbance and inconvenience.

4.10.	Rights of entry to remedy breach

4.10.1.	Within three months of service of written notice by the Owner to the Occupier of any repairs required to be carried out at the Property to carry out those repairs in accordance with the Occupier’s Covenants

4.10.2.	If the Occupier fails to comply with the requirements of any notice referred to in clause 4.10.1 or defaults in the performance of any of the Occupier’s Covenants the Owner may enter the Property (without prejudice to its general right of re-entry) to execute whatever works are reasonably necessary to comply with the relevant notice and the Occupier’s Covenants in respect of the same

4.10.3.	If the Owner enters the Property and carries out any works under clause 4.10.2 to pay the Owner’s Costs of and incidental to such works within 10 Working Days of written demand with interest at the Prescribed Rate (both before and after any judgment) accruing on a daily basis from the date of demand up to and including the date of actual payment and those costs shall be recoverable as a contractual debt due from the Occupier to the Owner

4.10.4.	Neither the Owner nor anyone else entering the Property pursuant to this clause 4.10 shall be liable for any disturbance inconvenience loss of business or other Liability to the Occupier resulting from the entry or the carrying out of any works or other things referred to in this clause 4.10 but shall endeavour to minimise such disturbance and inconvenience

4.11.	Restrictions on lighting sound overloading etc.

4.11.1.	Not to place any loudspeaker or other productive or reproductive sound device outside the Property and not to play any music or produce or reproduce any sound inside the Property so as to be audible outside the Property

4.11.2.	Not to install or erect any exterior lighting shade or awning at or outside the Property provided that the Owner will take into account the Occupier’s reasonable representation if further outside security lighting is required

4.11.3.	Not to display any flashing lights in the Property that can be see from outside the Property

4.11.4.	Not to display any other lighting arrangement that can be seen from outside the Property if the Owner reasonably considers such lighting arrangement to be undesirable and gives written notice to the Occupier to that effect

4.11.5.	Not to do or bring anything in or upon the Property which may impose strain or put any weight on the floors walls or ceilings of the Property or other parts of the Building in excess of that which they are calculated to bear (allowing due margin for safety)

4.11.6.	Not to overload the Services and Systems or any Conduits and not to install or maintain in the Property any equipment or apparatus that may adversely affect the performance of the Services and Systems or any Conduits

4.11.7.	Not to install any machinery boiler or engine of any kind in the Property except that the Occupier may install normal machinery reasonably necessary for the carrying on of the Occupier’s business but if necessary the Occupier must first carry out any works required to strengthen the Property so that such machinery may be installed and operated without causing damage to the structure of the Building

4.11.8.	Not to use any radio electric or electronic equipment in the Property in such a way as to cause interference to equipment in other parts of the Building

4.11.9.	Not to use any telecommunications media or systems in the Property other than for the exclusive use of the Occupier or other authorised occupier of the Property in connection with the business carried on from the Property

4.11.10.	Not to bring or store any combustible or inflammable substance onto in or upon the Property

4.12.	User

4.12.1.	Not to use or occupy the Property other than for the Permitted Use

4.12.2.	Notwithstanding the Permitted Use not to use the Property for any use where it is open to members of the public visiting without a pre-arranged appointment

4.12.3.	Not to use or occupy the Property:

(a)	for any illegal or immoral purpose

(b)	for any noisy or dangerous trade or business

(c)	in such a way as causes or is likely to cause damage or nuisance or disturbance to the Owner or to the occupiers of the Other Lettable Areas or of any Other Land belonging to the Owner

(d)	for any sale by auction

4.12.4.	Not to permit any person to sleep or reside in the Property

4.12.5.	Not to bring into or keep in the Property any non-human living creature save for guide or hearing dogs in the control of visually or aurally impaired persons respectively

4.12.6.	Not to leave the Property unoccupied for more than 1 month without first giving notice to the Owner

4.13.	Signage

4.13.1.	Not to place or display anywhere in or on the Property so as to be visible from outside the Property any name writing notice sign placard poster board display hoarding flagpole sticker or advertisement other than:

(a)	a sign of a type size and design approved by the Owner (such approval not to be unreasonably withheld) showing the Occupier’s name business and logo in conformity with the Occupier’s national or corporate identity from time to time

(b)	notices which the Occupier is legally required to display

4.13.2.	The Occupier shall also have the signage rights in respect of the Building as referred to in paragraphs 6 and 7 of Schedule 2

4.14.	Permit Owner to Affix Notices

To permit the Owner to fix and retain on the outside of the Property a sign or notice (during the last 6 months of the Term) for reletting the Property and (at any time) for the sale of the Building or other dealing with or disposal of the Owner’s reversionary interest in the Building Provided that the same does not materially interfere with light to the Property or interfere with access to the Property

4.15.	Sharing occupation

Notwithstanding clause 4.16 the Occupier may at any time share occupation of the Property with a Group Company provided that:

4.15.1.	the Occupier obtains the Owner’s consent to the intended occupation not to be unreasonably withheld or delayed

4.15.2.	no relationship of Owner and Occupier is created

4.15.3.	the Property continues to give the appearance of a single business unit at all times and

4.15.4.	the right of the Group Company to share occupation terminates immediately the Group Company ceases to be a Group Company of the Occupier (in which case the Occupier must promptly give notice of that fact to the Owner)

4.16.	Assignment and Underletting

4.16.1 .	Not to part with or share the possession or occupation of the whole or any part of the Property except as permitted by clause 4.15

4.16.2.	Not to assign mortgage charge or underlet part only of the Property except by way of an underletting of a Permitted Part

4.16.3.	Not to assign mortgage charge or underlet the whole of the Property or underlet a Permitted Part without:

(a)	complying with the other provisions of this clause 4.16 and

(b)	obtaining the Owner’s consent (which shall not be unreasonably withheld)

4.16.4.	The Owner may for the purposes of section 19(1)(A) of the Owner and Occupier Act 1927:

(a)	refuse consent to an assignment to a Group Company if the Group Company (when assessed together with any proposed guarantor) is of lower financial standing than the Occupier and its guarantor (if any)

(b)	impose the conditions set out in clause 4.16.5 as a condition of its consent to any assignment

4.16.5.	The conditions referred to in clause 4.16.4(b) are:

(a)	that if at the date of the assignment the proposed assignee (when assessed together with any proposed guarantor) is:

(i)	of lower financial standing than the Occupier and its guarantor (if any) or

(ii)	resident or registered outside England and Wales

then not later than the date of the assignment the Occupier shall enter into an Authorised Guarantee Agreement in the form referred to in Part 2 of Schedule 6 and any guarantor for the Occupier shall join in the Authorised Guarantee Agreement in such form as the Owner reasonably requires in order to guarantee the obligations of the Occupier contained in it

(b)	without prejudice to clause 4.16.5(a) that if reasonable to do so the Owner may require an acceptable guarantor or guarantors (but no more than two) for the proposed assignee to execute and deliver to the Owner a deed in the form set out in Part 1 of Schedule 6 (mutatis mutandis) with whatever amendments the Owner reasonably requires

(c)	that if the proposed assignee is a company registered outside the United Kingdom it provides at its own cost a written opinion letter signed by lawyers practising in the jurisdiction in which the assignee is registered confirming that the proposed assignee has the appropriate powers and status to enter into the assignment and also confirming any other matters which the Owner may reasonably require

4.16.6.	Nothing in this clause 4.16 shall prevent the Owner from giving consent to any assignment subject to any other reasonable condition (including requiring an Authorised Guarantee Agreement if reasonable to do so in circumstances other than those set out in clause 4.16.5(a)) nor from refusing consent to any assignment in any other circumstance if reasonable to do so

4.16.7.	Not to underlet the whole or a Permitted Part of the Property:

(a)	at a fine or premium or reverse premium

(b)	at a rent less than the open market rental value of the underlet premises at the time of underletting or any prior agreement for underletting

(c)	at a rent which is commuted or is payable more than 3 months in advance

(d)	unless the underlease is Excluded and the Occupier has supplied certified copies to the Owner of:

(i)	the warning notice served by the Occupier on the proposed undertenant and undertenant’s guarantor (if any)

(ii)	the proposed undertenant’s and undertenant’s guarantor’s (if any) declaration or statutory declaration (as appropriate)

(e)	unless the underlease is in a form approved by the Owner (acting reasonably) and contains:

(i)	an absolute prohibition against any assignment mortgage charge underletting or parting with or sharing the possession or occupation of the whole or any part of the sublet premises other than an assignment or charge of the whole of the sublet premises with the Owner’s consent (which may not be unreasonably withheld)

(ii)	provisions for the review of the underlease rent corresponding in time and substance with the provisions for the review of the Rent in this Lease

(iii)	covenants rights and conditions which do not conflict with the terms of this Lease

(iv)	all the relevant terms of the underlease expressly stated within the body of the underlease or incorporated within the underlease by the physical annexation of a copy of this Lease to the underlease

(f)	without first procuring that the proposed undertenant covenants direct with the Owner:

(i)	not to assign mortgage charge underlet or part with or share the possession or occupation of the whole or any part of the sublet premises other than by an assignment or charge of the whole of the sublet premises with the Owner’s consent (which may not be unreasonably withheld)

(ii)	to observe and perform the covenants on the proposed undertenant ‘s part in the underlease until released under the 1995 Act

(iii)	(if applicable) to use all reasonable endeavours to procure the registration and/or noting of the underlease at the Land Registry as soon as practicable after completion of the underlease and to deal promptly and properly with any requisitions raised by the Land Registry in connection with any application for registration and/or noting and within 10 Working Days of completion of the registration and/or noting to provide evidence of it to the Owner’s solicitors

(g)	without first procuring (if the Owner reasonably requires) an acceptable guarantor or guarantors (but no more than two) for the proposed undertenant who shall execute and deliver to the Owner a deed in the form set out in Part 1 of Schedule 6 (mutatis mutandis) with whatever amendments the Owner reasonably requires

(h)	so that there are more than 2 separate units of occupation in the Property at any one time

(i)	for a term which extends beyond the date in clause 8 of this Lease unless the underlease contains an option on the part of the Occupier (as landlord of the underlease) to determine the underlease on or before the date in clause 8 of this Lease

(j)

4.16.8.	In relation to any underlease granted:

(a)	to enforce the observance and performance by the undertenant of the undertenant’s obligations contained in the underlease and not to release any of them

(b)	not to waive either expressly or by implication any breach of the undertenant’s obligations

(c)	not to vary or waive the terms of or accept a surrender of the underlease without the Owner’s consent (not to be unreasonably withheld)

4.16.9.	In respect of any review of rent payable under any underlease granted:

(a)	to ensure that such rent is reviewed in accordance with the provisions of the underlease

(b)	to notify the Owner as soon as reasonably practicable of the outcome of any such review of rent

4.17.	Register dealings and provide information

4.17.1.	Within one month after any assignment underlease assignment or subletting of any underlease mortgage charge transfer disposition or devolution of the Property or a Permitted Part to give notice of such transaction in duplicate to the Owner’s solicitors and to supply at the Occupier’s expense 3 certified copies of the document or memorandum (if effected orally) evidencing the transaction and to pay to the Owner’s solicitors a fee of £50 plus VAT for the registration of the transaction (or such other reasonable registration fee as they may specify)

4.17.2.	In respect of every transaction referred to in clause 4.17.1 that is registrable at the Land Registry as soon as practicable after completion of the transaction to procure the registration and/or noting of the transaction at the Land Registry and to deal promptly and properly with any requisitions raised by the Land Registry in connection with any application for registration and/or noting and within 10 Working Days of completion of the registration and/or noting to provide evidence of it to the Owner’s solicitors

4.17.3.	Within one month of the conclusion of any review of rent payable under any underlease of the Property to serve on the Owner a certified copy of the memorandum signed on behalf of the undertenant recording the amount of the reviewed rent

4.17.4.	To provide the following information as soon as reasonably practicable on receiving a written request from the Owner:

(a)	full names and addresses of all persons in actual occupation of the Property

(b)	the precise part of the Property which those persons occupy

(c)	a certified copy of the document or (if none) a written memorandum of the agreement and parties to it under which each person is or claims to be entitled to occupy the Property if the same has not been provided under clause 4.17.1

(d)	full names and addresses of all persons entitled or claiming to be entitled to an interest in the Property (whether at law or in equity)

(e)	the precise part of the Property in which each person is or claims to be entitled to an interest

(f)	a certified copy of the document or (if none) a written memorandum of the agreement and parties to it under which each party is or claims to be entitled to an interest in the Property if the same has not been provided under clause 4.17.1

4.17.5.	To ensure that the Owner and the local police force each have notice of the name home address and home telephone number of at least 2 keyholders of the Property at all times

4.17.6.	To supply to the Owner a certified copy of any certificate or deed evidencing any change of name of the Occupier and/or Guarantor for the time being within 15 Working Days of such change of name taking effect

4.18.	Pay Owner’s Costs

4.18.1.	To pay within 10 Working Days of demand and indemnify the Owner against all Owner’s Costs incurred in connection with or in reasonable contemplation of:

(a)	the preparation and service of a notice under sections 146 or 147 of the 1925 Act and/or any proceedings pursuant to such notice (whether or not forfeiture is avoided otherwise than by relief granted by a competent court)

(b)	the preparation and the service of all notices and schedules and subsequent proceedings relating to wants of repair to the Property accruing during the Term

(c)	the non-observance non-performance or breach by the Occupier of any of the provisions of this Lease

(d)	remedying any breach of the Occupier’s Covenants

(e)	the recovery or attempted recovery of any of the Rents which are due and unpaid

(f)	a notice under Section 17 of the 1995 Act

(g)	obtaining any superior owner’s or mortgagee’s consent or approval arising from an application made by the Occupier under this Lease

4.18.2.	To pay on demand and indemnify the Owner against all reasonable Owner’s Costs in connection with any application made by the Occupier for consent or approval under this Lease whether the consent or approval is granted or refused or whether the application is withdrawn (save in the event that such consent or approval is unlawfully withheld or delayed)

4.19.	No encroachment etc.

4.19.1.	Not to stop up darken or obstruct any windows doors or openings in the Property

4.19.2.	Not to knowingly permit any encroachment or easement to be made or acquired over or against the Property

4.19.3.	If any encroachment or easement is or is attempted to be made or acquired to give immediate notice to the Owner as soon as the Occupier is aware of the same and (at the Owner’s written request) take all proper and reasonable steps to prevent obstruct restrain or prohibit such encroachment or easement

4.20.	No obstruction etc.

4.20.1.	Not to cause the Building Common Parts to become untidy or dirty

4.20.2.	Not to cause damage to or obstruct the Building Common Parts or any other parts of the Building and in particular not to obstruct any roads footpaths or accessways leading to and from the entrance to the Building

4.20.3.	To place all refuse and rubbish in the containers and receptacles from time to time designated for the purpose by the Owner

4.20.4.	Not to obstruct access to or from the lifts in the Building and only to use the lifts in accordance with their design capacities and operator’s instructions

4.20.5.	Not to obstruct the access to any fire equipment in or the means of escape from the Property or any part of the Building or lock any fire door in the Property while the Property is occupied

4.21.	Comply with Regulations for the Building

To observe and comply with any reasonable regulations made by the Owner from time to time and notified to the Occupier in writing having as their object the safety promotion maintenance management and general amenity of the Building including the Car Parking Spaces

4.22.	Give notice of damage

To give the Owner notice of any damage to the Property or the Building as soon as reasonably practicable after the Occupier becomes aware of it

4.23.	Give notice of defects

To give notice to the Owner as soon as reasonably practicable after the Occupier becomes aware of any defect in the state of the Property or the Building which would or might give rise to an obligation on the Owner to do or refrain from doing something in order to comply with the duty of care imposed on the Owner pursuant to the Defective Premises Act 1972

4.24.	Give Owner details of notices

As soon as practicable after receipt to produce to the Owner a copy of any notice order permission or proposal affecting the Property or the Building and if required by the Owner to join in making whatever objections or representations relating to it the Owner may reasonably require

4.25.	Yield Up

At the Determination of the Term:

4.25.1.	To yield up the Property with vacant possession and in compliance with the Occupier’s Covenants

4.25.2.

At the Occupier’s expense to remove all occupier’s fixtures and fittings and signs which were erected by the Occupier or its predecessors in title either during the Term or prior to the commencement of the Term and to make good all damage caused by the removal to the Owner’s reasonable satisfaction

4.25.3.	At the Occupier’s expense if and to the extent required by the Owner to reinstate the Occupier’s Fit Out Works or any works or alterations to the Property carried out during the Term or during any period of occupation by the Occupier or its predecessors in title (other than pursuant to an obligation to the Owner) to the Owner’s reasonable satisfaction leaving the Property in an open plan layout with suspended ceilings lighting and medium grade contract quality carpet tile

4.26.	Indemnity against claims etc.

To indemnify the Owner against all Liability resulting from:

4.26.1.	any injury to or the death of any person or damage to the Property or the Building or to any Other Land caused by the state of repair or condition of or the use of or any alteration to the Property

4.26.2.	any interference or alleged interference with or obstruction of any right or alleged right of light air drainage or other right or alleged right benefiting the Property the Building or any Other Land by the Occupier

4.26.3.	any blockage of the drains used in common with the occupiers of the Building or the owners or occupiers of any Other Land if caused due to an act or omission of the Occupier

4.26.4.	any breach of the Occupier’s Covenants or any act or omission of the Occupier

4.27.	Observe covenants etc.

To comply with all covenants and other matters set out or referred to in Part 2 of Schedule 3 so far as they relate to or affect the Property

4.28.	Sustainability and EPC

Not to do or omit to do anything which adversely affects

4.28.1	the EPC rating for the Building or

4.28.2	the energy efficiency environmental performance or sustainability characteristics of the Building

4.29.	Car Park obligations

4.29.1.

Not to use the Car Parking Spaces other than for the parking of one private motor vehicle (including any vans owned by the Occupier) in each Car Parking Space provided that this clause will not prevent commercial vehicles parking in the Car Parking Spaces for the purpose of making deliveries to and from the Property and tradesman’s vehicles

4.29.2.	Not to carry out any maintenance or repair works to any vehicles (other than essential repairs in emergency) in the Car Parking Spaces

4.29.3.	Not to leave vehicle engines running for longer than is absolutely necessary to ensure arrival departure and correct parking in the Car Parking Spaces without unreasonable delay or noise

4.29.4.	As soon as practicable upon becoming aware of the same to remove from any Car Parking Space any broken-down or abandoned vehicle or any vehicle which is causing an obstruction unless such vehicle belongs to the Owner or any of its employees or agents in which case the Owner shall remove the same

4.30.	Replace Guarantor

4.30.1.	To give notice to the Owner within 10 Working Days of the death of the Guarantor or of the Guarantor becoming bankrupt or having an administration order made against it or entering into liquidation or otherwise ceasing to exist

4.30.2.	In the event of 4.30.1 applying within 20 Working Days of a written request by the Owner to procure (at the Occupier’s expense) that some other person acceptable to the Owner executes a deed of guarantee in the form set out in Part 1 of Schedule 6 (mutatis mutandis) with whatever amendments the Owner reasonably requires

4.31.	Registration of this Lease

4.31.1.	Promptly following the grant of this Lease to apply to register this Lease at the Land Registry and have it noted in the registers of any superior titles

4.31.2.	To deal promptly and properly with any requisitions raised by the Land Registry in connection with that application

4.31.3.	Within 10 Working Days after completion of the registration to send the Owner’s solicitors official copies of the Occupier’s registered title of this Lease and of any superior titles against which this Lease has been noted

4.32.	Closure of Registered Title

4.32.1.	As soon as reasonably practicable after the Determination of the Term (and notwithstanding that the Term has ended) to apply to close the registered title of this Lease at the Land Registry and to remove any note of this Lease from the registers of any superior titles

4.32.2.	To deal promptly and properly with any requisitions raised by the Land Registry in connection with that application

4.32.3.	To keep the Owner informed of the progress and completion of that application

4.33.	Exempt Information of Documents

4.33.1.	Not to apply to the Land Registry to designate this Lease as an exempt information document

4.33.2.	Not to object to an application by the Owner to the Land Registry to designate this Lease as an exempt information document

5.	OWNER’S COVENANTS

The Owner covenants with the Occupier:

5.1.	Quiet enjoyment

To allow the Occupier peaceably to hold and enjoy the Property throughout the Term without any interruption by the Owner or by any person rightfully claiming under or in trust for the Owner

5.2.	Insurance

To observe and perform its insurance obligations in Schedule 4

5.3.	Provide Obligatory Services

Unless prevented by causes beyond the Owner’s control to use reasonable endeavours to provide the Obligatory Services and otherwise to observe and perform its obligations in Schedule 5

6.	PROVISOS AGREEMENTS AND DECLARATIONS

6.1.	Forfeiture

6.1.1	The Owner may re-enter the Property at any time if:

(a)	the Rent is not paid within 10 Working Days of becoming due (whether formally demanded or not) or any other sums payable under this Lease are not paid within 15 Working Days after they become due (whether formally demanded or not except where a demand is required by this Lease)

(b)	the Occupier is in material breach of the Occupier’s Covenants

(c)	an Event of Insolvency (as defined in clause 6.1.2) occurs

and this Lease will then terminate immediately but without prejudice to any accrued claim or right of either party against the other

6.1.2	“Event of Insolvency” means an event where the Occupier:

(a)	is unable to pay its debts

(b)	enters into any arrangement scheme compromise moratorium or composition with its creditors or any of them

(c)	has an interim receiver a receiver and/or a manager appointed in respect of all or any part of its property

(d)	(being an individual) is adjudged bankrupt in any jurisdiction

(e)	(being a corporation):

(i)	has a notice of appointment of an administrator filed against it

(ii)	appoints an administrator or an administrative receiver or receiver

(iii)	passes a winding-up resolution (except in connection with a members’ voluntary winding up for the purposes of an amalgamation or re-construction)

(iv)	resolves to present its own winding-up petition

(v)	is wound up

(vi)	is dissolved or is removed from the Register of Companies or otherwise ceases to exist

(vii)	is a corporation incorporated outside the United Kingdom and is the subject of proceedings or an event similar to or the same as those referred to above in the country of its incorporation and in relation to the various Events of Insolvency they are wherever appropriate to be interpreted in accordance and conjunction with the relevant provisions of the Insolvency Act 1986 and the Enterprise Act 2002

6.2.	Power for Owner to alter Common Parts and deal with Other Land

6.2.1.	The Owner may at any time (acting reasonably) alter vary or restrict as it sees fit:

(a)	the boundaries or extent of any Other Lettable Area and

(b)	any of the Common Parts

notwithstanding any increase or decrease in the extent of the Common Parts provided that the same does not materially adversely affect the Occupiers use and enjoyment of the Property

6.2.2.	The Owner may deal as it thinks fit with the Building or any Other Land belonging to the Owner and may erect or permit to be erected any buildings on any Other Land irrespective of whether they affect or diminish the light or air which may now or at any time be enjoyed by the Occupier or the occupiers for the time being of the Property provided that the same does not materially adversely affect the Occupier’s use and enjoyment of the same and provided further that the Owner shall not be entitled to remove or block up in any way any lightwells giving light to the Property

6.2.3.	The Occupier shall not object to or make a claim for any disturbance inconvenience or loss of business or anything else which results from something the Owner does or permits under clause 6.2.1 or 6.2.2 unless the same does or would materially adversely affect the Occupiers use and enjoyment of the Property

6.2.4.	The Occupier shall not be entitled to any rights of light or air or other easements or quasi-easements in respect of any property not demised by this Lease other than those granted (if any) in Schedule 2

6.2.5.	Section 62 of the 1925 Act does not apply to this Lease

6.3.	Determination of Disputes between Occupiers

If any dispute or disagreement arises between the Occupier and any other occupiers of the Building the Owner may (if it chooses to do so) determines the dispute or disagreement itself (acting reasonably and taking into account the reasonable representation of the Occupier) and that determination shall be conclusive and binding on the Occupier

6.4.	No Warranty as to Use

Nothing in this Lease or in any consent granted by the Owner under this Lease shall imply or warrant that the Property may lawfully be used under the Planning Acts for the Permitted Use (or for any other use subsequently authorised)

6.5.	Exclusion of Owner’s Liability

In addition to the circumstances listed in paragraph 5.4 of Part 1 of Schedule 5 and so far as may be permitted by statute the Owner shall not be responsible to the Occupier or anyone else for:

6.5.1.	where reasonably necessary temporarily obstructing any entrances doors or access routes giving access to the Property or the Car Parking Spaces

6.5.2.	any loss or damage to or theft from or of any vehicle or other property in the Car Parking Spaces or damage or injury to any person using the Car Parking Spaces or for the prevention of access to and from the Car Parking Spaces caused by unauthorised use of the Car Parking Spaces provided that the Owner shall use reasonable endeavours to mitigate and prevent such matters

6.6.	Acceptance of Rent is No Waiver

Notwithstanding the demand for or acceptance of the Rent or any of the Rents by or on behalf of the Owner with knowledge of a breach of any of the Occupier’s Covenants the Owner’s right to forfeit this Lease on the ground of such breach shall remain in force and the Occupier shall not be entitled in any proceedings for forfeiture to rely on any such demand or acceptance as a defence

6.7.	Concessions for Due Dates for Payment

If the Owner allows the Occupier to defer payment of any money due under this Lease then for all purposes in connection with this Lease (and particularly in relation to Section 17 of the 1995 Act) that money shall be deemed to fall due on the later date allowed by the Owner instead of the earlier date when it originally fell due

6.8.	Exclusion of Compensation

To the extent permitted by statute any right of the Occupier to claim compensation from the Owner (whether on vacating the Property or otherwise) is excluded

6.9.	Removal of Goods after Determination of the Term

6.9.1.	The Occupier irrevocably appoints the Owner as its agent to store or dispose of any goods left in the Property by the Occupier or other occupier of the Property which remain there more than 10 Working Days after the Determination of the Term

6.9.2.	The Owner may store or dispose of those goods as it sees fit without liability to the Occupier but will account to the Occupier for any proceeds of sale of those goods after deducting the reasonable and proper costs and expenses of removal storage and sale

6.9.3.	The Occupier will indemnify the Owner against any Liability incurred to any third party whose goods have been sold by the Owner in the bona fide mistaken belief (which is presumed unless the contrary is proved) that those goods belonged to the Occupier and were liable to be dealt with as such under this clause 6.9.3

6.10.	Understanding and Representations

6.10.1.	This Lease embodies the entire agreement and understanding of the parties relating to the Property and to all the matters dealt with by any of the provisions of this Lease

6.10.2.	The Occupier acknowledges that it has not entered into this Lease in reliance wholly or partly on any statement or representation made by or on behalf of the Owner other than statements which were not capable of being independently verified by search or enquiry or written statements made by the Owner’s solicitors in correspondence with or in answer to preliminary enquiries raised by the Occupier’s solicitors prior to the grant of this Lease

6.10.3.	Nothing in clause 6.10.2 shall operate to limit or exclude any liability for fraud or deliberate misrepresentation

6.11.	Notices

6.11.1.	Any notice given under this Lease shall be in writing and signed by or on behalf of the party giving it

6.11.2.	Section 196 of the 1925 Act (as amended by the Recorded Delivery Service Act 1962) shall apply to all notices required or permitted to be served under this Lease provided that:

(a)	so long as the Owner is Postel Properties Limited then notices served on the Owner shall be addressed to and served upon the Property Manager for Mole Business Park c/o Hermes Administration Services Limited Lloyds Chambers 1 Portsoken Street London E1 8HZ or (if different) registered office address of Postel Properties Limited at the relevant time or such other name and/or address and/or fax number notified to the Occupier in writing from time to time and

(b)	so long as the Occupier is Learning Tree International Limited then notices served on the Occupier shall be addressed to and served upon the Finance Director at the Property or (if different) the registered office of Learning Tree International Limited (Company Number 1392643) at the relevant time or such other name and/or address and/or fax number notified to the Owner in writing from time to time

6.11.3.	Notice given under this Lease shall not be validly served if sent by e-mail or fax

6.12.	Pay VAT

6.12.1.	The Rents and any other sums payable by the Occupier to the Owner under the terms of this Lease are exclusive of VAT and the Occupier shall pay any VAT chargeable on them on the date they fall due

6.12.2.	The Occupier shall only be responsible for paying VAT on the Owner’s Costs where the Owner is unable to recover the VAT under its usual accounting procedures

6.12.3.	The Occupier covenants with the Owner that the Property will not be occupied for any purpose which either alone or in conjunction with any other factors causes an election to waive exemption from VAT which the Owner has made or may make to be disapplied for VAT purposes

6.13.	Severance

If any provision of this Lease:

6.13.1.	is rendered void by virtue of section 25 of the 1995 Act or is otherwise held to be void or unenforceable by any court of competent jurisdiction that provision shall be severed from all remaining provisions of this Lease and the remaining provisions shall be preserved

6.13.2.	extends beyond the limits permitted by section 25 of the 1995 Act that provision shall be deemed to be varied so as not to extend beyond those limits

6.14.	Arbitration

If any matter is referred to arbitration under this Lease then (whether or not specifically provided for):

6.14.1.	the matter is to be conducted in accordance with the Arbitration Act 1996

6.14.2.	the date of the arbitrator’s award shall be the date on which the award signed by the arbitrator is notified in writing to the Owner

6.14.3.	the arbitrator must give written reasons for his award together with the notification of the award

6.15.	Governing Law and Jurisdiction

This Lease shall be governed by and construed in accordance with the law of England and Wales and the parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this Lease or the legal relationships established by it

6.16.	Third Party Rights

No term of this Lease is intended to be enforceable under the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it other than the successors in title to the Owner and the Occupier (but this shall not affect any right or remedy of a third party which exists or is available apart from under that Act)

7.	RENT REVIEW

The Rent shall be reviewed in accordance with Schedule 7

8.	OPTION TO DETERMINE

8.1	The Occupier may terminate this Lease on the Break Date if:

8.1.1	it gives not less than 6 months’ prior notice to the Owner of its intention to do so

8.1.2	it has paid the Rent and the Insurance Rent up to the date of expiry of the notice and

8.1.3	on expiry of the notice it gives vacant possession of the Property to the Owner

8.2	On expiry of any notice served pursuant to and in compliance with the conditions of this clause the Term will immediately cease and determine but without prejudice to any rights or remedies either party may have against the other

8.3	Time is of the essence as to all dates and periods in this clause 8

8.4	If the Occupier does not exercise the option to determine this Lease contained in this clause 8 then the Occupier shall not be required to pay the Rent for the period of six months commencing on and including the Break Date

9.	EXCLUSION OF SECTIONS 24 TO 28 OF THE 1954 ACT

9.1	The Occupier confirms that before the date of this Lease:

9.1.1	the Owner served a notices dated 21 July 2010 and 14 December 2010 on the Occupier in relation to the tenancy created by this Lease (“the Notice”) in a form complying with the requirements of Schedule 1 to the Regulatory Reform (Business Tenancies) (England and Wales) Order 2003 (“the Order”)

9.1.2	on 22 July 2010 and 15 December 2010 the Occupier (or a person duly authorised by the Occupier) made a statutory declaration in relation to the Notice in a form complying with the requirements of Schedule 2 of the Order

9.2	The parties agree that the tenancy created by this Lease is Excluded

This Lease is executed as a Deed by the parties to it and is delivered and takes effect on the date set out at the beginning of it

SCHEDULE 1

The Property

The premises being that part of the third floor of the Building and shown edged red on Plan C including (for the purpose of obligation as well as grant):

1.	One half part in depth of all non-structural walls dividing the Property from any of the Other Lettable Areas

2.	All non-structural walls dividing the Property from those parts of the Building which are not Other Lettable Areas

3.	The internal surface coverings and plasterwork (if any) of any structural walls dividing the Property from other parts of the Building

4.	The internal surface coverings and plasterwork (if any) of the ceilings of each level of the Property up to (but not including) the underside of the concrete slab or other structural or load bearing member or roof immediately above that level of the Property

5.	The floor screed or other finish to the floor of each level of the Property down to (but not including) the upperside of the concrete slab immediately below that level of the Property

6.	The doors and door frames and all glass (if any) fitted in such doors and the window frames and all glass fitted in such frames

7.	All Conduits which are laid in the Building from time to time and which serve the Property exclusively

8.	All fixtures and fittings in or upon the Property from time to time (whether originally affixed or fastened to or upon it or otherwise) except those occupier’s fixtures which are capable of being removed from the Property without defacing it

9.	All additions improvements and alterations made to the Property from time to time but excluding any foundations and roofs and any external structural or loadbearing walls columns beams slabs and supports and any Conduits that do not exclusively serve the Property

SCHEDULE 2

Rights And Privileges Granted

1.	The rights (in common with all persons having the like right):

1.1	to use the walkways passageways escalators staircases and passenger lifts from time to time within the Building Common Parts to gain access on foot to and from the Property and the Building Common Parts

1.2	to use the roadway within the Estate Common Parts shown on Plan A to gain access on foot and with or without vehicles to and from the Property and the Car Parking Spaces

1.3	to pass and re-pass with vehicles over and along the vehicular access routes from time to time within the Estate Common Parts to gain access to and from the Property and the Car Parking Spaces subject to the right of the Owner to alter the route of any rights of way or of services notwithstanding that there may be temporary loss of amenity caused thereby so as to facilitate or service any works which may be undertaken by the Owner pursuant to its rights under Schedule 3 of this Lease but so that the Occupier’s use and enjoyment of the Property is not materially impaired

2.	The right (in common with all persons having the like right) to use such access and other common corridors as may exist from time to time in the Building for the purpose of escape in emergency only

3.	The free and uninterrupted passage and running of water gas soil electricity telephone and other utilities and services serving the Property through and along all Conduits that are now or may be laid from time to time during the Term in over or under other parts of the Building

4.	The right to enter onto adjoining parts of the Building for the purpose of inspecting repairing renewing cleaning decorating or maintaining the Property and the conduits serving the Property provided that the Occupier:

4.1	gives not less than 5 Working Days’ notice to the Owner and to the occupiers of any Other Lettable Areas affected (but no notice shall be necessary in emergency)

4.2	may only exercise this right if the works cannot otherwise reasonably be carried out

4.3	causes as little damage and inconvenience as possible and makes good any damage caused as soon as reasonably practicable

5.	All rights of support and protection enjoyed by the Property over and from adjoining parts of the Building

6.	The right to have the Occupier’s (and any permitted occupier’s) name business logo and location in the Building specified on any noticeboard in the Building which is provided by the Owner for that purpose

7.	The right to erect a letting or for sale board at the front of the Building in the event that the Occupier wishes to underlet or assign its interest (including part of its interest in respect of an underletting of part) in the Property such board to be of such size and in such position as the Owner reasonably specifies

8.	The right (solely in connection with the Occupier’s use and occupation of the Property and not in connection with the use or occupation of any other premises) to park 60 private motor vehicles in the Car Parking Spaces

9.	The right to use such toilets and (if any) shower facilities in the Building as shall be designated from time to time by the Owner as communal toilets and facilities for the Building together with all necessary rights of way over the Building Common Parts for the purpose of gaining access to and egress from such toilets and facilities

10.	The right to affix a satellite dish receiving aerial or other similar telecommunications apparatus on such part of the roof of the Building as the Owner may designate subject to obtaining the Owner’s prior written consent (to be given only by formal licence executed as a deed) to the location specification size appearance and method of affixation of the same such approval not to be unreasonably withheld or delayed

SCHEDULE 3

PART 1

Exceptions and Reservations

1.	The right upon 48 hours written notice to the Occupier (except in emergency) and at all reasonable times to enter upon the Property for any purpose mentioned in this Lease provided that the person exercising the right causes as little damage and inconvenience as possible and makes good all damage caused to the Property at the Owner’s expense as soon as reasonably practicable

2.	The free and uninterrupted passage and running of water gas soil electricity telephone and other utilities and services from and to all other parts of the Building and any Other Land through and along all Conduits that are now or may be laid from time to time during the Term in over or under the Property

3.	The right upon 48 hours written notice to the Occupier (except in emergency) and at all reasonable times to enter upon the Property to construct or install in over or under it any Conduits for the benefit of other parts of the Building and any Other Land and to connect to and use those Conduits and inspect clean repair replace and renew them causing as little damage and inconvenience as reasonably practicable and making good all damage caused to the Property at the Owner’s expense as soon as reasonably practicable

4.	The right to vary at the Owner’s reasonable discretion any of the rights listed in Schedule 2 or their routes so long as the Occupier’s enjoyment and use of the Property are not materially impaired

5.	All rights of support and protection and all other easements or other rights in the nature of easements or quasi-easements now enjoyed or capable of being enjoyed by other parts of the Building or by any Other Land

6.	The right to erect scaffolding clean decorate repair alter build on rebuild develop deal with and use the remainder of the Building and any Other Land in such manner as the Owner or the person exercising the right may think fit even though the amenity of the Property or the access of light and air to the Property may be interfered with or lessened (provided that the Owner shall not be entitled to remove or block up in any way any lightwells giving light to the Property) and without any liability to pay any compensation but subject to the person exercising the right causing as little damage and inconvenience as reasonably practicable and making good all damage caused to the Property as soon as reasonably practicable PROVIDED that the same will not materially adversely affect the Occupier’s beneficial use and occupation of the Property

7.	The right to tie into or build or lay on or into any boundary or party walls of the Property whatever footings and foundations for any party wall or structure the Owner reasonably considers appropriate together with a right of support and protection for the same

PART 2

Matters To Which The Demise Is Subject

All rights easements covenants restrictions and other matters referred to in the Property and Charges Registers of Title Number SY53612 SY466388 SY466814 SY254107 and SY543779 (save for financial charges) insofar as they affect or relate to the Property or the exercise of rights granted by this Lease and a Deed of grant dated 15th August 1989 made between the Landlord (1) Peter John Keary (2) and The South Eastern Electricity Board (3)

SCHEDULE 4

Insurance Provisions

1.	Owner’s Insurance covenants

1.1.	The Owner covenants with the Occupier:

1.1.1.	to insure the Building against loss or damage by the Insured Risks with an insurer of repute on fair and reasonable terms that represent value for money in a sum reasonably determined by the Owner from time to time as representing the full reinstatement cost of the Building (including the cost of site protection shoring up demolition site clearance and removal of debris statutory fees planning costs and professional and incidental fees expenses and VAT)

1.1.2.	to insure for Loss of Rent and any other of the Rents as the Owner reasonably considers appropriate

1.1.3.	if practicable (and subject always to paragraph 1.2 of this Schedule) to insure the Building against damage arising from a terrorist act but not so that the Owner is under any continuing obligation to obtain insurance cover in respect of terrorism either at the best value or at all

1.1.4.	to insure the Services and Systems against breakdown explosion and such other risks as the Owner may from time to time consider reasonable

1.1.5.	to maintain property owner’s liability insurance for the Building in such sum as the Owner considers reasonable

1.1.6.	to notify its insurers of the Occupier’s interest in the Property and if practicable have it noted on the policies of insurance (whether generically or otherwise)

1.1.7.	annually to provide the Occupier with a summary of the insurance cover for the Building and confirmation that the most recent premium has been paid

1.1.8.	to notify the Occupier of any changes to the insurance cover for the Building and to provide the Occupier with full details of the insurance policy upon reasonable request

1.2.	The Owner’s obligation to insure is subject to :

1.2.1.	any normal excesses exclusions limitations and conditions that the Owner may agree with its insurers

1.2.2.	insurance cover being ordinarily available in the London insurance market on reasonable terms acceptable to the Owner

1.3.	The Owner is not obliged to insure against any fixtures and fittings installed by the Occupier until the Occupier has given notice of their reinstatement value to the Owner and the insurers have accepted the risk.

1.4.	The Owner may retain for its exclusive benefit any discount on the insurance premiums or commission paid or allowed to it by insurers but must disclose details of such discounts or commissions if reasonably requested by the Occupier

2.	Occupier’s Insurance covenants

The Occupier covenants with the Owner:

2.1.	to pay the Insurance Rent within 10 Working Days after written demand

2.2.	not to do or omit to do anything which:

2.2.1.	would make the insurance of the Building wholly or partly void or voidable or would otherwise hinder the Owner from carrying out its insuring obligations under this Lease

2.2.2.	may cause an Insured Risk to become an Uninsured Risk

2.3.	not to do or omit to do anything which may cause the insurance premiums to be higher than the usual premiums or rate payable for premises in a building of a similar nature to the Building and let on a similar basis to the Property and to reimburse the Owner on written demand with the cost of any increased or additional premium payable as a result of any breach by the Occupier of this provision

2.4.	not to effect any insurance of the Property against any Insured Risk

2.5.	to take all reasonable precautions to prevent damage to the Property by an Insured Risk or an Uninsured Risk

2.6.	to observe and comply with the requirements of the insurers relating to the Building

2.7.	if an excess in an insurance policy relating to the Building becomes applicable due to any act or omission of the Occupier to pay to the Owner within 10 Working Days after written demand a fair and reasonable proportion of the amount of the excess

2.8.	to give immediate notice upon becoming aware of the same to the Owner of any circumstances which may lead to or affect an insurance claim or which any insurer may treat as material in deciding whether or on what terms to insure or continue to insure the Building

2.9.	if the Building is damaged by an Insured Risk and any insurance money is withheld due in whole or in part to an act or omission of the Occupier then immediately on demand to pay to the Owner the whole or a fair and reasonable proportion (as the case may be) of the amount withheld provided that if such withheld insurance money is subsequently paid to the owner the Owner shall re-imburse the same to the Occupier within 15 Working Days of receipt of such monies in cleared funds

2.10.	to pay to the Owner within 10 Working Days after demand a fair and reasonable proportion of the cost of any insurance valuation of the Building

3.	To Reinstate

3.1.	Subject to paragraph 3.2 the Owner covenants with the Occupier that if the Building is damaged or destroyed by an Insured Risk the Owner will use reasonable endeavours to reinstate the Building with all due speed applying all insurance monies received (except in respect of Loss of Rent) and all monies received from the Occupier under clause 2.9 in reinstating the Building (but excluding the Occupier’s fixtures and fittings in the Property where the insurers have not accepted the risk) to substantially as it was before the damage (subject to paragraph 3.3) and will make up any shortfall in the cost of reinstating the Building out of its own money (other than the amount of any excess which the Occupier is liable to pay to the Owner pursuant to paragraph 2.7 of this Schedule)

3.2.	The Owner’s obligation to reinstate does not apply if:

3.2.1.	after using its reasonable endeavours the Owner is unable to obtain any necessary planning or other consents required to rebuild or reinstate the Building

3.2.2.	the Occupier has not paid the Insurance Rent in respect of the two preceding Quarters if the same has been demanded by the Owner prior to the date of the damage or destruction

3.2.3.	any insurance money is withheld because of an act or omission of the Occupier and the Occupier fails to pay such amount in accordance with paragraph 2.9 provided that if such insurance money is subsequently paid the Owner’s obligation to re-instate will apply

3.2.4.	a Termination Notice is served pursuant to paragraph 6 of this Schedule

3.3.	In reinstating the Building the Owner:

3.3.1.	shall not be obliged to provide accommodation identical in layout if it would not be sensibly practical to do so but the Property shall enjoy substantially the same rights and amenities as before the damage or destruction

3.3.2.	may do so to modern standards of design and construction practice using methods and materials in accordance with its then current policy relating to responsible property investment

3.3.3.	may install whatever Services and Systems and Conduits it considers appropriate having regard to its then current policy relating to responsible property investment provided that the Property shall enjoy substantially the same rights and amenities as before the damage or destruction

4.	Rent Suspension

4.1.	If:

4.1.1.	the Building is damaged or destroyed by an Insured Risk or an Uninsured Risk and

4.1.2.	as a result the whole or a substantial part of the Property is unfit for occupation and use or is inaccessible and

4.1.3.	no insurance money is withheld due to an act or omission of the Occupier then the Rent and the Service Charge (or an appropriate proportion according to the nature and extent of the damage or destruction) will be suspended until the Property is fit for occupation and use and is accessible again by the Occupier or (if earlier) until the date the Loss of Rent insurance expires (or in the case of damage by an Uninsured Risk would have expired had the damage or destruction been caused by an Insured Risk)

4.2.	Any dispute as to the amount of the Rent and the Service Charge suspended or the period of suspension may be referred by either the Owner or the Occupier to arbitration

5.	Damage by Uninsured Risks

5.1.	If the Building is damaged or destroyed by an Uninsured Risk so that the whole or a substantial part of the Property is unfit for occupation and use or is inaccessible the Owner may serve on the Occupier either a Reinstatement Election Notice or a Termination Notice during the Reinstatement Election Period

5.2.	If the Owner serves a Reinstatement Election Notice:

5.2.1.	it must reinstate the Building at its own cost unless the damage was caused in whole or in part by an act or omission of the Occupier in which case the Occupier must pay to the Owner the whole or a fair and reasonable proportion (as the case may be) of the cost of reinstatement

5.2.2.	in all other respects paragraph 3 of this Schedule will apply to the reinstatement of the Building as it would have applied had the Building been damaged by an Insured Risk

5.3.	If the Owner does not serve a Reinstatement Election Notice during the Reinstatement Election Period the Occupier may within 3 months after the end of the Reinstatement Election Period serve a Termination Notice on the Owner and paragraph 6.2 shall apply

5.4.	If the Owner serves a Termination Notice during the Reinstatement Election Period paragraph 6.2 shall apply provided that with regard to paragraph 6.2.1 the Lease will end within one month of such Termination Notice

6.	Termination provisions

6.1.	If the Building is damaged or destroyed by an Insured Risk or an Uninsured Risk and the Building has not been reinstated so as to render the Property fit for occupation and use and accessible by the Occupier and ready to receive the Occupier’s fitting-out works by the date the Loss of Rent insurance expires (or in the case of damage or destruction by an Uninsured Risk would have expired had the damage or destruction been caused by an Insured Risk) then either party may terminate this Lease by serving a Termination Notice on the other at any time after that date but the Occupier may not serve a Termination Notice:

6.1.1.	unless the Property is still unfit for occupation and use or is inaccessible by the Occupier at the date of the Termination Notice

6.1.2.	more than 6 months after the date the Loss of Rent insurance expires (or in the case of damage or destruction by an Uninsured Risk would have expired had the damage been caused by an Insured Risk)

6.1.3.	if:

(a)	(in the case of damage by an Insured Risk) any insurance money is withheld due to an act or omission of the Occupier and a sum equal to the amount withheld has not been paid by the Occupier or

(b)	(in the case of damage by an Uninsured Risk) the damage was caused due to an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk)

6.2.	If a Termination Notice is served:

6.2.1.	this Lease will end immediately (unless paragraph 6.3 applies) but without prejudice to any right of action of either party in respect of any previous breach of this Lease by the other or to the obligations of the Occupier under paragraphs 2.7 or 2.9 (and any sums payable under those paragraphs shall be paid on Determination if they have not already been paid) and

6.2.2.	the Owner shall be entitled to all insurance money absolutely

6.2.3.	the Occupier shall be permitted a reasonable time to remove from the Property and fixtures fittings or equipment belonging to it and shall not be required to reinstate any alterations or additions made by it nor to yield up the Property in the state of repair and decoration which would (but for the damage by the Uninsured Risk) be required by this Lease

6.3.	If the Owner serves a Termination Notice and the Occupier either seeks to assert security of tenure under the 1954 Act or any other rights of security or on receipt of written request from the Owner fails to give written confirmation that it does not intend to assert security of tenure or other rights then

6.3.1.	the Owner will be under no obligation to reinstate the Building and

6.3.2.	paragraph 4 of this Schedule shall not apply and the Occupier shall continue to be liable to pay the Rent and the Service Charge throughout the Term notwithstanding the damage to the Building

7.	Time of the Essence

Time will be of the essence in respect of the service of any notice under this Schedule

8.	Warranty re Convictions

The Occupier warrants that before the date of this Lease it has disclosed to the Owner full details of any conviction judgment or finding of any court or tribunal relating to the Occupier or any of its directors or other officers or major shareholders which might reasonably affect the decision of any underwriter or insurer to grant or continue insurance of the Building

SCHEDULE 5

Service Charge

PART 1

Service Charge Provisions

1.	Definitions

In this Schedule the following expressions have the following meanings:

1.1.	“Building’s Proportion” means such fair and reasonable proportion as the Owner may attribute to the Building during any Service Year subject always to paragraph 5 of this Schedule

1.2.	“Building Service Expenses” means the total of all reasonable costs charges commissions premiums fees interest expenses and taxes (including VAT) properly incurred or payable by the Owner in respect of and incidental to the provision of the Building Services in or in relation to any Service Year

1.3.	“Building Services” means both the Obligatory Services and the Discretionary Services

1.4.	“Discretionary Services” means the items listed in Part 3 of this Schedule

1.5.	“Estate Service Expenses” means the total of all reasonable costs charges commissions premiums fees interest expenses and taxes (including VAT) properly incurred or payable by the Owner in respect of and incidental to the provision of the Estate Services in or in relation to any Service Year

1.6.	“Estate Services” means the items listed in Part 4 of this Schedule

1.7.	“Estimate” means the Owner’s reasonable estimate of the Occupier’s Proportion of the Service Expenses to be incurred or paid during any Service Year

1.8.	“Obligatory Services” means the items listed in Part 2 of this Schedule

1.9.	“Occupier’s Proportion” means:

1.9.1.	in respect of the Building Service Expenses such fair and reasonable proportion as the Owner may attribute to the Property during any Service Year (subject always to paragraph 5 of this Schedule and so that the proportions determined for the Property and the Other Lettable Areas shall together amount to 100% at all times)

1.9.2.	in respect of the Estate Service Expenses such fair and reasonable proportion of the Building’s Proportion as the Owner may attribute to the Property during any Service Year (subject always to paragraph 5 of this Schedule and so that the proportions determined for the Building and the other buildings from time to time on the Estate which benefit from the Estate Services shall together amount to 100% at all times)

1.10.	“Service Charge” means the Occupier’s Proportion of the Service Expenses in any Service Year calculated in accordance with and subject to the provisions of this Schedule

1.11.	“Service Expenses” means:

1.11.1.	the Building Service Expenses and

1.11.2.	the Estate Service Expenses

1.12.	“Services” means the Building Services and the Estate Services

1.13.	“Service Year” means the period of 12 calendar months ending on 31 December in each year or on such other date as the Owner may from time to time notify to the Occupier

1.14.	“Statement” means a statement of account certified by the Owner or its appointed managing agents (or by the Owner’s auditors if the Owner so chooses) as being an accurate summary of the Service Expenses and the Service Charge payable for that Service Year and showing any sums due as a result

2.	Service Charge payments

2.1.	The Occupier will pay the Service Charge to the Owner at the times and in the manner set out below:

2.1.1.	On or as soon as practicable after the Term commencement date the Owner will notify the Occupier of the amount of the Estimate for the Service Year in which the Term commencement date falls

2.1.2.	The Occupier’s first payment of the Service Charge shall be the Estimate in respect of the period from and including the date of commencement of the Term until and including the day before the Quarter Day next following the date of this Lease (apportioned on a daily basis) and is payable on the date of this Lease

2.1.3.	Thereafter the Occupier will pay the Estimate by equal quarterly instalments in advance on the Quarter Days (or an appropriate apportionment for any period less than a quarter calculated on a daily basis)

2.1.4.	On or about the end of each Service Year the Owner will notify the Occupier of the amount of the Estimate for the next Service Year and until then the Occupier is to continue to pay the Service Charge at the rate of the Estimate for the previous Service Year

2.1.5.	Once the notification of the Estimate for the next Service Year is given the remaining payments of the Estimate and any VAT on them will be adjusted to provide for payment of the whole Estimate for the Service Year to be paid during that Service Year

2.1.6.	If once the Estimate for any Service Year has been notified the Owner subsequently anticipates incurring expenditure (whether exceptional or not) which is likely in its reasonable opinion to mean the Estimate will not then be sufficient the Owner may revise the Estimate and the remaining instalments of the Estimate will be adjusted so that the full amount of the revised Estimate will have been paid by the end of the relevant Service Year

2.1.7.	The Owner may revise the Estimate as many times as reasonably necessary in any Service Year

3.	Service Charge accounts and balancing charge

3.1.	As soon as practicable after the end of each Service Year the Owner will submit the Statement to the Occupier

3.2.	The Statement is conclusive and binding on the Occupier except in the case of manifest error

3.3.	If the Service Charge in the Statement is more than the Estimate actually paid by the Occupier during the Service Year the Occupier must pay the difference to the Owner within 15 Working Days of receipt of the Statement

3.4.	If the Service Charge in the Statement is less than the Estimate actually paid by the Occupier during the Service Year the Owner will:

3.4.1.	allocate the difference by crediting it against the next payment or payments of the Estimate due from the Occupier or if Determination of the Term occurs prior to the next payment of the Estimate then:

3.4.2.	credit any further unallocated difference against any sums due from the Occupier to the Owner at the Determination of the Term or if there are no such sums due from the Occupier to the Owner then:

3.4.3.	repay any further unallocated difference to the Occupier at the Determination of the Term

3.5.	The provisions of this Schedule will continue to apply after the Determination of the Term in respect of any Service Year then current

3.6.	The Occupier may within 1 month after the issue of a Statement give notice to the Owner that it wishes to inspect the vouchers and receipts relating to the Service Charge in which case the Owner shall arrange for the Occupier to do so at a location and time designated by the Owner (acting reasonably) but the Occupier will indemnify the Owner against all Owner’s Costs incurred as a result

4.	Adjustment of Occupier’s Proportion

4.1.	The Occupier’s Proportion (and any contribution by the Occupier to any sinking fund under paragraph 7 of this Schedule) may not be increased or adjusted as a result of any Other Lettable Areas being vacant or occupied by the Owner (including porters caretakers or any ancillary staff or other person engaged by the Owner) or because any occupier of any Other Lettable Area defaults in paying his proportion of the Service Expenses

4.2.	If the Building is extended added to or altered in any other substantial manner or if it is otherwise reasonable to do so the Owner may recalculate the Occupier’s Proportion on a fair and reasonable basis (but so that the proportions determined for the Property and the Other Lettable Areas shall together amount to 100% at all times) and the amended Occupier’s Proportion will take effect from the date on which the Occupier receives notice of the recalculation

5.	Service Charge Arrangements

5.1.	The Owner may (but is not obliged to) provide all or any of the Discretionary Services or Estate Services as it sees fit

5.2.	In providing the Services and managing the Service Charge arrangements the Owner shall at all times:

5.2.1.	act in good faith and except where there are sound reasons for implementing alternative procedures that can be justified and explained the Owner shall have reasonable regard to the provisions and recommendations of the RICS Code of Practice for Service Charges in Commercial Property

5.2.2.	ensure that the Services are provided in a commercial and professional manner (and so far as practicable in accordance with the Owner’s then current policy relating to responsible property investment) and that the quality and cost of the Services are appropriate for the Building and are regularly reviewed

5.2.3.	deal promptly and efficiently with any reasonable enquiry made by the Occupier relating to the Service Charge or any of the Services

5.2.4.	consult and communicate with the Occupier and keep the Occupier reasonably informed regarding the management of the Building the provision of the Services and the administration of the Service Charge

5.3.	The Owner may in its reasonable discretion add to or withhold or vary any Services at any time so long as the Occupier’s enjoyment and use of the Property are not materially impaired but shall notify the Occupier in writing of the same

5.4.	The Owner is not liable to the Occupier or anyone else if it fails to provide any of the Services in any of the following circumstances:

5.4.1.	while it inspects maintains repairs or renews any of the Conduits or Services and Systems or carries out works to the Building (which the Owner may do at any time)

5.4.2.	there is shortage of fuel water materials or labour

5.4.3.	there is a breakdown failure stoppage leaking bursting or defect in any of the Conduits the Services and Systems the utilities or other installations serving the Building or in the supply of gas water electricity or lighting of the Property or Common Parts

5.4.4.	there is an omission or failure by any employee contractor or agent of the Owner

5.4.5.	where damage occurs to the Building due to an Insured Risk or an Uninsured Risk

5.4.6.	where it is prevented from doing so by statute

5.4.7.	in any circumstance which is beyond its reasonable control

5.5.	If any of the events in paragraph 5.4 occurs, the Owner will use reasonable endeavours to restore the relevant Service as soon as reasonably practicable after becoming aware of the event

5.6.	This Schedule does not impose any obligation on the Owner to make good any damage to the Building caused by an Insured Risk or by an Uninsured Risk

5.7.	If the Owner carries out major works of repair maintenance and decoration or replaces major items of plant or machinery it may:

5.7.1.	apportion the relevant expenditure over more than one Service Year and

5.7.2.	include in the Service Expenses interest at Base Rate on the part of the expenditure to be recovered in later Service Years

5.8.	If the Owner recovers money (which it will use reasonable endeavours to do) in any court proceedings against or by way of settlement of any dispute with a third party employed in the construction refurbishment and/or repair of the Building or for the remedy of a defect or otherwise or to establish preserve or defend any rights amenities or facilities used or enjoyed by any occupiers of the Building where that money represents expenditure which has been or would otherwise be included in the Service Expenses the Owner will set off or credit that money against the Service Expenses accordingly

5.9.	The Owner is not concerned with the administration of or accounting for the Service Charge on an assignment of this Lease and accordingly the Owner:

5.9.1.	is not required to make any apportionment on such an assignment

5.9.2.	may deal exclusively with the Occupier in whom this Lease is for the time being vested (and for this purpose an assignment not registered under clause 4.17 is disregarded)

6.	Other provisions

6.1.	Except where expressly stated in paragraph 6.6 of this Schedule all expenditure incurred by or on behalf of the Owner in the provision of services and amenities to the Building (including any fees and administrative costs in connection with the provision of those services and amenities) is intended to be included as part of the Service Expenses so that even if a Service is not expressly listed in Part 2 or Part 3 of this Schedule the Occupier acknowledges that so long as the Owner has actually incurred expenditure in providing that Service in the interests of good estate management the Occupier’s Proportion of that expenditure is recoverable under this Lease

6.2.	The Occupier shall co-operate with the Owner and shall respond promptly and efficiently to any reasonable enquiry made by the Owner to enable the Owner to manage the Building and administer the Service Charge in accordance with this Schedule

6.3.	The Occupier shall be proactive in assisting the Owner with operating and using the Services on a value for money and quality standard basis including complying with whatever procedures the Owner reasonably requires to implement the Owner’s then current policy relating to responsible property investment in relation to the Building provided that the Owner has provided the Occupier with a copy of the same following a written request from the Occupier

6.4.	The Owner and the Occupier shall each co-operate with the other

6.4.1.	by the Occupier providing whatever information the Owner reasonably requires relating to the energy and water consumption and waste management statistics for the Property and by the Owner providing whatever information the Occupier reasonably requires relating to such statistics for the Common Parts

6.4.2.	in a reasonable manner in respect of any energy saving or carbon reduction initiative that the Owner may choose to implement in relation to the Building or that the Occupier may choose to implement (but not so as to breach any of the Occupier’s Covenants) in relation to its use of the Property

6.5.	The Occupier shall not be entitled to object to any item comprised in the Service Expenses by reason that:

6.5.1.	the materials work or service in question might have been provided or performed at a lower cost or

6.5.2.	the item may or does benefit one or more other occupiers in the Building more than it benefits the Occupier or

6.5.3.	the Property may not have been open for business throughout the times when the Building has been open or

6.5.4.	the Owner has omitted to include any sum or liability incurred in any Service Year in the Statement or Estimate for that Service Year and has therefore charged for such sum or liability in a subsequent Service Year

6.6.	The Service Expenses shall expressly exclude those costs:

6.6.1.	incurred in relation to the original design and construction of the Building or the Services and Systems or other set-up costs reasonably considered to be part of the original development cost of the Building

6.6.2.	which are matters between the Owner and an individual occupier including those relating to:

(a)	the enforcement of covenants to pay rent or any other proceedings against any occupier of any Other Lettable Area

(b)	the marketing letting or re-letting of any Other Lettable Areas (including any inducements offered or paid in connection with such letting)

(c)	any consents required under leases of any Other Lettable Areas

(d)	the review of rents for any Other Lettable Areas

(e)	any other matter for which the Occupier or an occupier of any Other Lettable Area is exclusively responsible under the terms of their respective leases or under statute

6.6.3.	incurred as a result of damage to the Building caused by an Insured Risk or an Uninsured Risk or the subsequent reinstatement of the Building (except where the insurance policy has been vitiated or any insurance money is withheld due solely or in part to an act or omission of the Occupier or the damage was caused by an act or omission of the Occupier (including an act or omission which caused a previously Insured Risk to become an Uninsured Risk))

6.6.4.	relating to the replacement of any item except where that item is beyond economic repair or where the enhancement achieved by the replacement can be justified for the purposes of good estate management following an analysis of reasonable options and alternatives (in which case the Owner will provide the Occupier with reasonable evidence justifying the cost if requested)

6.6.5.	relating to the improvement of any item (where the cost exceeds the costs of normal maintenance repair or replacement) except where the improvement will provide the Occupier and/or any occupiers of Other Lettable Areas with a direct or discernible benefit or where the cost can otherwise be justified for the purposes of good estate management following an analysis of reasonable options and alternatives (in which case the Owner will provide the Occupier with reasonable evidence justifying the cost if requested)

6.7.	The Service Expenses may include:

6.7.1.	the cost of fuel used in the provision of any of the Services

6.7.2.	provision for whatever expenditure the Owner (acting reasonably) considers fair and proper for the Occupier to contribute towards in any subsequent Service Year whether or not the expenditure will be incurred during or after the Determination of the Term

6.7.3.	(where the Owner does not appoint external managing agents to manage the Building and administer the Service Charge) a fair and reasonable fee for the management of the Building and administration of the Service Charge by the Owner in each Service Year

6.8.	Service Expenses for a Service Year in which the Term commencement date falls may include costs incurred by the Owner before that date but during that Service Year

6.9.	If at the Determination of the Term the Occupier has paid money in respect of the Service Charge which has not by then been expended the Occupier is not entitled to any repayment of it unless paragraph 3.4 applies

7.	Sinking Fund

7.1.	The Owner may (at its discretion acting reasonably) include within the Service Expenses a sum or sums of money by way of reasonable provision for anticipated expenditure in future Service Years during the Term in respect of such of the Services as the Owner specifically identifies to the Occupier in the Statement of Estimate for the relevant Service Year insofar as the Owner considers fair and reasonable in the circumstances

7.2.	Any such sums shall be held by the Owner on trust for the Occupier and the occupiers of Other Lettable Areas in a specifically designated deposit account and all interest earned shall be credited to such account at regular intervals

7.3.	The Statement and Estimate for the relevant service year will clearly state contributions to and expenditure from the account referred to in paragraph 7.2

PART 2

The Obligatory Services

1.	Inspecting testing maintaining decorating repairing modifying renewing replacing or rebuilding all parts of the Building which are not let or intended to be let to other occupiers

2.	Providing hot and cold water electricity and reasonable heating cooling and ventilation and air conditioning to the Building

3.	Providing, maintaining, testing and repairing all security alarm systems relating to the Building fire prevention and fire alert apparatus including without prejudice to the generality of the foregoing smoke detectors, fire alarm system, emergency lighting, building announcement systems

4.	Providing operating cleaning draining emptying maintaining testing repairing modifying renewing or replacing:

4.1	the Services and Systems

4.2	those Conduits in the Building which do not serve either the Property exclusively or one only of the Other Lettable Areas exclusively

5.	Providing reasonable lighting in the Common Parts

6.	Painting decorating washing and cleaning the Common Parts and the exterior (including all windows) of the Building when reasonably necessary

7.	Discharging all payments of the kinds mentioned in clause 4.3 of this Lease relating to any parts of the Building not designed to be let to other occupiers

8.	Discharging any sums the Owner is required to pay to third parties as contributions towards the expense of making repairing maintaining rebuilding and cleaning all accessways roads pavements sewers drains pipes watercourses party walls party structures party fences or other amenities which may belong to or be used for the Building in common with Other Land or neighbouring premises

9.	Complying with the provisions of any statute or the requirements of the insurers which apply to the use occupation and enjoyment of the Building

10.	The administration and management of the Building including making and enforcing regulations in respect of the Building and performing the Owner’s obligations in this Lease in relation to the Building

PART 3

The Discretionary Services

1.	Providing operating cleaning decorating lighting maintaining testing repairing modifying renewing or replacing any parts of the Building occupied or used by or on behalf of the Owner as control rooms storage areas and otherwise in connection with the management or administration of the Building or the provision of the Building Services or security to it

2.	Providing maintaining repairing renewing and replacing all entrance and exit and traffic control barriers and equipment and notice boards notices signs and directions at the entrances to and exits from the Building and in the Building Common Parts

3.	Providing maintaining repairing renewing and replacing all seating ornamental features statuary and other decorative items and decorative lighting and flood-lighting and all furnishings decorations bins receptacles refuse-compactors tools appliances apparatus and other similar equipment and materials in the Building Common Parts

4.	Laying out planting re-planting landscaping and maintaining such landscaping in the Building Common Parts

5.	Providing refuse facilities and refuse collection and disposal services at the Building

6.	Employing or obtaining or retaining the services of such persons as the Owner considers reasonably necessary or desirable in the interests of good estate management for any purpose in connection with any of the Building Services including providing accommodation for them (on such terms as the Owner may reasonably determine)

7.	Taking all proper and reasonable steps in complying with making representations against or otherwise contesting or dealing with every notice regulation or order of any competent local or other authority in relation to the Building

8.	Borrowing money at normal commercial rates in order to pay the costs of performing any of the Building Services

9.	Instructing solicitors accountants surveyors valuers or other professional advisers in respect of the provision of the Services including obtaining insurance valuations and preparing and auditing the Statement (and in respect of which the Owner may make a reasonable charge for performing all or any such functions itself rather than employing a third party to do so)

10.	Employing external managing agents to manage the Building and administer the Service Charge

11.	Carrying out any other work or doing any other thing or providing any other services or facilities which the Owner reasonably considers necessary or desirable for the purpose of maintaining the Building or its amenities or for the benefit of the Building or its occupiers in the interests of good estate management

PART 4

The Estate Services

1.	The Estate Services comprise inspecting cleaning draining emptying operating lighting decorating repairing and maintaining resurfacing and modifying renewing and rebuilding the Estate Common Parts

2.	Without prejudice to the generality of paragraph 1:

2.1	Providing operating maintaining testing repairing and when requisite renewing intruder alarm systems surveillance telecommunication and monitoring equipment (including the rental or hire of close circuit television systems with ancillary monitoring and modem link) a fire alarm system (including where possible a direct link with the fire brigade) sprinkler system smoke detectors smoke ventilation and extraction systems and systems for the isolation or restriction of fire and/or smoke emergency lighting systems and in addition fire fighting equipment in the Estate Common Parts.

2.2

Providing maintaining repairing renewing and replacing bollards entrance and exit and traffic control barriers and equipment and all common signage notices and directions (whether or not within the Estate) seating ornamental features decorative items and decorative lighting and flood-lighting and all furnishings decorations appointments fittings bins receptacles refuse compactors tools appliances apparatus and other equipment and materials which the Owner may from time to time reasonably consider desirable or necessary in the Estate Common Parts for the Estate

2.3	Discharging all payments of the kinds mentioned in clause 4.3 relating to any part of the Estate Common Parts or their appurtenances

2.4	Discharging the amounts which the Owner shall be called upon to pay to any third party as contributions towards the expense of repairing maintaining rebuilding (but not initially constructing) and cleansing all ways roads pavements sewers drains pipes watercourses party walls party structures party fences or other conveniences (not limited in kind to those enumerated above) which may belong to or be used for the Estate in common with other premises near to or adjoining it

2.5	Employing or obtaining or retaining the services of such persons as the Owner reasonably considers necessary or desirable for any purposes in connection with any other one or more of the Estate Services

2.6	In employing or obtaining the services of such persons as the Owner considers necessary for caretaking porterage security management and providing and maintaining the services on the Estate and all other expenditure incidental thereto including (but without limiting the generality of such provision) the payment of statutory and such other proper health pension welfare and other payments contributions and premiums as the Owner may in its reasonable discretion deem desirable or necessary and the provision of uniforms working or protective clothing burglar alarms surveillance telecommunications or monitoring apparatus entrance and exit barriers and other materials or equipment for the efficient performance of their duties

2.7	In providing accommodation (on such terms as the Owner may reasonably determine) for any person referred to in paragraph 2.6 above if reasonably necessary for the better performance of their duties

2.8	Laying out planting re-planting landscaping and maintaining such areas within the Estate Common Parts as the Owner may from time to time reasonably consider desirable and outside the Estate as the Owner may be obliged or reasonably consider it desirable in the interests of the Estate or its Occupiers so to treat

2.9	The control of traffic within and the making of regulations for the Estate its Occupiers users and visitors

2.10	The administration and management of the Estate Common Parts

2.11	Of or incidental to taking all proper steps deemed desirable or expedient by the Owner in the interest of the Estate and its occupiers in complying with making representations against or otherwise contesting or dealing with every notice regulation or order of any competent local or other authority in relation to the Estate or its appurtenances (except insofar as the Occupier or any other Occupier of the Owner is responsible therefor whether or not pursuant to the terms of this deed)

2.12	Complying with the provisions of any enactment insofar as such provisions apply to the Estate Common Parts

2.13	Taking all steps reasonably deemed desirable or expedient by the Owner in complying with making representations against or otherwise contesting or dealing with every notice regulation or order of any competent local or other authority in relation to the Estate or its appurtenances (except insofar as the Occupier or any other Occupier of the Owner is responsible therefor whether or not pursuant to the terms of this Lease)

3.	The carrying out of all other work or doing of any other act or thing or providing services and facilities which the Owner may from time to time reasonably consider necessary or desirable for the purpose of maintaining the Estate Common Parts or for the benefit of the occupiers for the time being of the Estate or otherwise in the interests of good estate management.

SCHEDULE 6

PART 1

Guarantor Covenants and Guarantee

1.	In this Part 1 of this Schedule a “Relevant Event” means any of the following:

1.1	the Occupier’s liability under this Lease is disclaimed

1.2	this Lease is forfeited

1.3	the Occupier ceases to exist

2.	The Guarantor covenants with and guarantees to the Owner:

2.1	that the Occupier will throughout the Term (or (if earlier) until the Occupier is released from the Occupier’s Covenants pursuant to the 1995 Act) punctually pay the Rents and will observe and perform the Occupier’s Covenants and if the Occupier defaults in paying the Rents or in observing and performing the Occupier’s Covenants the Guarantor will pay the Rents and will observe and perform the covenants in respect of which the Occupier is in default and

2.2	(so far as may be permitted by the 1995 Act) that throughout any period during which the Occupier is liable under any Authorised Guarantee Agreement the Occupier will observe and perform the obligations on the part of the Occupier contained in the Authorised Guarantee Agreement and if the Occupier defaults in observing and performing those obligations the Guarantor will observe and perform the obligations in respect of which the Occupier is in default

3.	The Guarantor covenants with the Owner as a separate and independent primary obligation to indemnify the Owner on demand against the Owner’s Costs and all other Liability resulting from any failure by the Occupier:

3.1	to pay any of the Rents or to observe or perform any of the Occupier’s Covenants and

3.2	to observe and perform the obligations on the part of the Occupier under any Authorised Guarantee Agreement

4.	The Guarantor covenants with the Owner to guarantee the payment of the rents and the observance and performance by the Occupier of the covenants and other obligations on the part of the Occupier under any lease entered into by the Occupier pursuant to any Authorised Guarantee Agreement

5.	None of the following or any combination of the following shall release discharge impair or in any way lessen or affect the liability of the Guarantor under this Lease:

5.1	any time or indulgence granted by the Owner to the Occupier or any other party

5.2	any delay or forbearance of the Owner in obtaining payment of the Rents or in enforcing the observance or performance of the Occupier’s Covenants or the

Occupier’s obligations under any Authorised Guarantee Agreement or in making any demand in respect of them

5.3	any refusal by the Owner to accept the Rent tendered by or on behalf of the Occupier during a period in which the Owner is entitled or would after service of a notice under section 146 of the 1925 Act be entitled to re-enter the Property

5.4	the Owner exercising any right or remedy against the Occupier for any failure to pay the Rents or to observe or perform the Occupier’s Covenants or the Occupier’s obligations under any Authorised Guarantee Agreement

5.5	the Owner taking any action or refraining from taking any action in connection with any other security held by the Owner in respect of the Occupier’s liability to pay the Rents and observe and perform the Occupier’s Covenants or the Occupier’s obligations under any Authorised Guarantee Agreement (including the release of any such security)

5.6	(if the Guarantor comprises more than one party) a release or compromise of the liability of any one of the persons who is the Guarantor or the grant of time or concession to any one of them

5.7	any surrender of part of the Property (in which case the liability of the Guarantor shall continue in respect of the part of the Property not so surrendered after making any necessary apportionments under Section 140 of the 1925 Act)

5.8	subject to section 18 of the 1995 Act (so far as it applies) any variation by agreement between the Owner and the Occupier of any of the terms of this Lease or of any of the Occupier’s obligations under any Authorised Guarantee Agreement whether or not:

5.8.1	the variation is material or prejudicial to the Guarantor

5.8.2	the variation is made in any document

5.8.3	the Guarantor has consented in writing or otherwise to the variation

5.9	any legal limitation immunity disability or incapacity of the Occupier or any invalidity or irregularity of any of the Occupier’s Covenants (or the Occupier’s obligations under any Authorised Guarantee Agreement) or any unenforceability of any of them against the Occupier

5.10	any change in the constitution structure or powers of the Occupier the Guarantor or the Owner

5.11	(without prejudice to paragraph 6) the occurrence of a Relevant Event

5.12	any other act omission or thing by which but for this provision the Guarantor would have been released or exonerated or its liability would have been affected (other than an express release by deed given by the Owner)

6.	The Guarantor also covenants with the Owner that:

6.1	If a Relevant Event occurs and if the Owner so requires (by giving the Guarantor notice no later than 6 months after the Owner receives notice of the Relevant Event) then the Guarantor will accept a new lease of the Property from the Owner such lease to commence on the date of the Relevant Event and to be:

6.1.1	subject to the right of any person to have this Lease vested in them by the court and to the terms on which any such court order may be made and subject to the rights of any third party existing at the date of the grant of the new lease

6.1.2	for a term equivalent to the residue of the Term which would have remained had the Relevant Event not occurred

6.1.3	at the Rent which was reserved at the date of the Relevant Event (subject to paragraph 6.2)

6.1.4	subject to the same covenants and conditions contained in this Lease (except that the Guarantor need not ensure that any other person is made a guarantor to the new lease)

and the Guarantor will promptly execute and deliver to the Owner a counterpart of the new lease and will pay the Owner’s Costs in respect of it on a full indemnity basis (including any VAT)

6.2	If at the date of the Relevant Event there is a rent review pending under this Lease then the initial annual rent firstly reserved by the new lease shall be equivalent to the Rent which would have been payable from the Relevant Review Date had the rent review been settled and for the purpose of ascertaining that Rent (and only for that purpose) the rent review provisions in Schedule 7 shall apply (with the Guarantor being deemed to be the Occupier for that purpose) as if there had been no Relevant Event

6.3	If the Owner does not require the Guarantor to take a new lease of the Property in accordance with paragraph 6.1 the Guarantor will pay to the Owner on demand a sum equal to the difference between any monies actually received by the Owner for the use and occupation of the Property following the Relevant Event and the Rents (including the reviewed Rent referred to in paragraph 6.2) and all other payments which would have been payable under this Lease had the Relevant Event not occurred until the earlier of a) the date 6 months from the Relevant Event and b) the date the Property is re-let by the Owner and becomes income-producing at a principal annual rent equal to or greater than the Rent referred to in paragraph 6.1.3 (and subject to paragraph 6.2) and c) the date of expiration of the Term

7.	The Guarantor’s obligations in this Lease are in addition to any other security or other rights or remedies that the Owner may have in respect of the Occupier’s liability under this Lease and will not merge in or be affected by any other security

8.	The Owner may enforce the Guarantor’s obligations:

8.1	without having first enforced the Occupier’s Covenants against the Occupier

8.2	without having first had recourse to any other rights or security which the Owner may have obtained in relation to this Lease and

8.3	irrespective of whether any demands steps or proceedings are being or have been made or taken against the Occupier or any third party or whether the obligations of any other guarantor or third party are released or waived in whole or in part

9.	The Guarantor is not entitled to participate in any security held by the Owner in respect of the Occupier’s liability to pay the Rents and to observe and perform the Occupier’s Covenants

10.	The Guarantor shall not without the Owner’s consent exercise any right or remedy it may have (whether against the Occupier or any other person) in respect of any amount paid or other obligation performed by the Guarantor under this Lease unless and until all the obligations owed to the Owner by the Guarantor have been fully discharged

11.	The Guarantor shall not claim in competition with the Owner in any insolvency proceedings or arrangement of the Occupier in respect of any payment made by the Guarantor pursuant to this Lease and if the Guarantor receives any money in such proceedings or arrangement the Guarantor shall immediately pay it to the Owner to be applied towards the satisfaction of the Guarantor’s obligations to the Owner until such obligations have been fully discharged

12.	The Guarantor warrants that it has not taken and covenants that it will not take any security from or over the assets of the Occupier in respect of any liability of the Occupier to the Guarantor and if the Guarantor does hold any such security it will hold such security for the benefit of the Owner

13.	Any payment or dividend that the Owner receives in connection with any insolvency proceedings or arrangement involving the Occupier will not prejudice the right of the Owner to recover from the Guarantor to the full extent of the Guarantor’s obligations in this Lease

14.	Any sum payable by the Guarantor under this Lease is to be paid without any deduction counterclaim or set-off

15.	The Guarantor shall at the Owner’s request join in and consent to the terms of any variation consent approval or other document that may be entered into by the Occupier in connection with this Lease

16.	The Guarantor shall promptly give written notice to the Owner of any change:

16.1	(in the case of a company) to the registered office address

16.2	(in the case of an individual) to the address

of the Guarantor and shall keep the Owner indemnified against all Liability resulting from the Guarantor’s failure to give such notice

PART 2

Authorised Guarantee Agreement

1.	In this Part 2 of this Schedule a “Relevant Event” means the Assignee’s liability under this Lease is disclaimed

2.	The Authorised Guarantee Agreement shall contain the same provisions as in Part 1 of this Schedule except:

2.1	paragraphs 1, 2.2, 3.2, 4, 5.10, 6.3 and 8 are to be deleted

2.2	the word “Occupier” is to be deleted and substituted by “Assignee” unless it forms part of the expression “Occupier’s Covenants”

2.3	all references to “the Occupier’s obligations under any Authorised Guarantee Agreement” are to be deleted

3.	The obligations of the Occupier as Authorised Guarantor are as principal obligor not just as guarantor

4.	Nothing imposes any liability on the Occupier as Authorised Guarantor in relation to any time after the Assignee is released from its obligations to the Owner by virtue of the 1995 Act

SCHEDULE 7

Rent Review

1.	The Rent shall be reviewed on the Review Date and as from and including the Review Date the reviewed Rent (ascertained in accordance with this Schedule) shall become payable

2.	The reviewed Rent shall be the greater of:

2.1	the Rent reserved under this Lease immediately before the Review Date and

2.2	the Market Rent of the Property at the Review Date

3.	“Market Rent” means the yearly rent at which the Property might be expected to be let in the open market by a willing Owner to a willing Occupier:

3.1	with vacant possession

3.2	for a term of 5 years commencing on the Review Date

3.3	without payment of any premium or reverse premium

3.4	on the same terms as this Lease (other than the length of the Term and the amount of the Rent but including these provisions for rent review)

3.5	after the willing Occupier has had the full benefit of any rent-free or other concession or inducement (whether of a capital or revenue nature) which would be offered in the open market at the Review Date for the willing Occupier’s fitting out purposes

3.6	on the assumptions listed in paragraph 4 and

3.7	disregarding the matters listed in paragraph 5

4.	The assumptions are:

4.1	that all the provisions of this Lease have been fully observed and performed

4.2	that the Permitted Use and all parts of the Property comply with the Planning Acts free from onerous conditions

4.3	that on the Review Date no damage to or destruction of the Property or the Building or their access services or other facilities or any interference with such services or facilities has occurred

4.4	that the Property is fully fitted out at the actual expense of the willing Occupier and is available for immediate occupation and use by the willing Occupier for the Permitted Use

4.5	that no work has been carried out to the Property by the Occupier or undertenant or their respective predecessors in title which has diminished the rental value of the Property

4.6	that no reduction in the Rent is to be made to take account of any rental concession which on a new letting with vacant possession might be granted to the incoming occupier for a period within which its fitting out works would be carried out

4.7	that the willing Occupier is a taxable person making only taxable supplies for VAT purposes and is able to recover any VAT payable by it on the Rents and other payments to be made by it under this Lease

5.	The matters to be disregarded are:

5.1	the fact that the Occupier its undertenants or their respective predecessors in title have been in occupation of the Property

5.2	any goodwill attached to the Property by reason of the business of the Occupier its undertenants or their predecessors in title in their respective businesses being carried on there

5.3	any improvements to the Property made by the Occupier its undertenants or their respective predecessors in title with the Owner’s consent during the Term or during any period of occupation prior to the grant of this Lease

5.4	any stepping of Rent or any rent free period or other concession or inducement granted to the Occupier at the commencement of the Term or otherwise on or in respect of the grant of this Lease

5.5	(so far as may be permitted by statute) any restrictions relating to rent or its recoverability and any provisions relating to any method of determination of rent contained in any statute

5.6	any temporary works operations or other activities being carried on in the Building

6.	The Market Rent may be agreed at any time by the Owner and the Occupier or if not agreed by two months before the Review Date the Market Rent may be determined by an independent surveyor appointed in accordance with paragraph 7

7.	The independent surveyor (“the Surveyor”) shall be agreed and nominated by the Owner and the Occupier jointly or failing agreement shall on the application of either party be nominated by the President (or other acting senior officer) for the time being of the Royal Institution of Chartered Surveyors

8.	The Surveyor is to act as arbitrator in accordance with the Arbitration Act 1996 and his decision will be final and binding

9.	The Surveyor must be a chartered surveyor with at least 10 years’ experience of rental valuation of property similar to and in the same locality as the Property

10.	If the Surveyor refuses to act becomes incapable of acting or dies either party may require the appointment of a replacement Surveyor in the same manner as applied to the original appointment

11.	The Occupier shall:

11.1	supply to the Owner such information as it may reasonably require

11.2	allow the Owner and its valuers and the Surveyor access to the Property for the purposes of assessing the Market Rent or otherwise giving effect to this Schedule

12.	If the Market Rent has not been agreed or determined by the Review Date then the Occupier shall continue to pay the Rent reserved immediately before the Review Date

13.	As soon as the Market Rent has been agreed or determined then within 10 Working Days of such agreement or determination the Occupier must pay to the Owner:

13.1	all arrears of the reviewed Rent which have accrued in the meantime

13.2	interest at Base Rate on each of the instalments of the arrears from the time each instalment would have become due if the Market Rent been ascertained by the Review Date until the date of actual payment

14.	If the Owner’s right to collect review or increase the Rent at the Review Date is restricted or modified by statute then when the restriction or modification is removed relaxed or modified the Owner may give notice to the Occupier stipulating an additional Review Date on any day within one month of the date of the notice in which case the Rent to be paid for the period from the additional Review Date to the next Review Date provided for in this Lease (or next additional Review Date if appropriate) will be ascertained in accordance with this Schedule

15.	The Owner and the Occupier may at any time before the Market Rent is determined settle the amount of the reviewed Rent and agree to reserve it in phases

16.	No Guarantor shall have any right to participate in the review of the Rent

17.	Immediately the reviewed Rent has been ascertained the Owner will prepare a memorandum in duplicate recording the new Rent which shall be signed by or on behalf of both parties and in respect of which each party shall bear their own costs

18.	Time shall not be of the essence for any purposes of this Schedule

EXECUTED as a DEED by affixing THE COMMON SEAL of POSTEL PROPERTIES LIMITED in the presence of:	) ) ) )
Authorised Signing Officer

Authorised Signing Officer

EXECUTED as a DEED by LEARNING TREE INTERNATIONAL LIMITED acting by two directors or one director and the company secretary	) ) )	/s/ R. Chappell
Director

/s/ R. Harvey
Director/Secretary